Exhibit 99.4
575 Lexington Avenue, New York, New York 10022
Tel: 212.935.9191 Fax: 212.935.5935
Appraisal of
Tamarind Bay Apartments
11400 4th Street N
St. Petersburg, Florida 33716

June 3, 2011
Mr. Trent Johnson
Vice President
Fox Partners II
4582 S. Ulster Street, Suite 1100
Denver, CO 80237

Re:	Tamarind Bay Apartments 11400 4th Street N St. Petersburg, FL 33716 KTR Job No.: 11-1-00135
Dear Mr. Johnson:
In accordance with our agreement dated May 18, 2011, KTR Real Estate Advisors LLC (“KTR”) has performed an Appraisal of the above-referenced property and has communicated the results of the appraisal in this Self-contained Appraisal Report. The purpose of this appraisal is to determine the Leased Fee Interest in the subject property as of June 1, 2011. A staff member of KTR inspected the subject property on March 3, 2011. The report has been prepared for Fox Partners II for client’s use in asset valuation and financial reporting purposes.
The subject site consists of a 17.0-acre parcel situated on the west side of 4th Street North between 114th Avenue North and 116th Avenue North in the City of St. Petersburg, Florida. It is improved with a 200-unit garden-style apartment complex. Additional site improvements include a clubhouse/office, playground, garage parking, swimming pool, fitness center, tennis courts, lake, barbeque area and landscaping. The subject was developed in 1980 and contains 145,272 square feet of rentable area. According to the submitted rent roll dated, April 25, 2011, the subject was 92.5 percent leased.
Based on the analysis in the attached report, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of June 1, 2011 is:
NINE MILLION SIX HUNDRED THOUSAND DOLLARS
($9,600,000)
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 3, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors LLC
575 Lexington Avenue, New York, NY 10022
Tel: (212) 906-9400 w Fax: (212) 935-5935

Mr. Trent Johnson Tamarind Bay Apartments St. Petersburg, FL June 3, 2011
The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusions indicated herein are based. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding assumptions, observations or conclusions.
Sincerely,

KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Peter J. Pasquale
	Managing Member		Certified General Appraiser

By:	Howard Klahr
Florida State Certified General
Real Estate Appraiser# RZ-2678
KTR Real Estate Advisors LLC

Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page i
TABLE OF CONTENTS
INTRODUCTION

Letter of Transmittal
Table of Contents	i
Basic Assumptions and Limiting Conditions	ii
Certificate of Appraisal	iv
Photograph of the Subject Property	v
Location Map	vi

PREMISES OF THE APPRAISAL
Executive Summary	1
Identification, Intended Use/Users, Purpose, Scope	2
Sale History, Market Value, Property Rights Appraised, Exposure Time	3
Regional Analysis	5
Neighborhood Analysis	9
Site Analysis	11
Real Estate Assessments and Taxes	14
Zoning Analysis	16
Description of Improvements	17

ANALYSIS OF DATA AND CONCLUSIONS
Apartment Market Analysis	20
Highest and Best Use	29
The Valuation Process	30
The Income Capitalization Approach	32
The Sales Comparison Approach	40
Reconciliation and Final Value Conclusion	49

ADDENDA
Additional Photographs
Submitted Information
Qualifications of the Appraisers
KTR Real Estate Advisors LLC

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BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.
The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.
Responsible ownership and competent property management are assumed.
The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.
All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.
It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.
It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.
It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.
It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.
It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.
The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.
Possession of this report, or a copy thereof, does not carry with it the right of publication.
The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.
Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
KTR Real Estate Advisors LLC

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The appraiser has inspected the subject property with the due diligence expected of a professional real estate appraiser. The appraiser is not qualified to detect hazardous waste and/or toxic materials. Any comment by the appraisers that might suggest the possibility of the presence of such substances should not be taken as confirmation of the presence of hazardous waste and/or toxic materials. Such determination would require investigation by a qualified expert in the field of environmental assessment.
The presence of substances such as asbestos, urea-formaldehyde foam insulation or other potentially hazardous materials may affect the value of the property. No responsibility is assumed for any environmental conditions, or for any expertise or engineering knowledge required to discover them. The appraiser’s descriptions and resulting comments are the result of the routine observations made during the appraisal process.
The appraiser is authorized by the client to disclose all or any portion of this report and the related data to appropriate representatives of the Appraisal Institute, or other professional organizations of which the appraiser is a member or affiliate, if such disclosure is required to enable the appraiser to comply with bylaws and regulations of such organizations.
All values rendered within this report assume marketing times of twelve months or less unless otherwise indicated.
The American with Disabilities Act (ADA) became effective January 26, 1992. The appraisers have not made a specific compliance survey and analysis of the subject property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the subject property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this could have a negative effect upon the value of the property. The appraisers did not consider possible non-compliance with the requirements of ADA in estimating the market value of the subject property.
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 3, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page iv
CERTIFICATE OF APPRAISAL
We, Terence Tener, Howard Klahr and Peter J. Pasquale certify that to the best of our knowledge and belief:
The statements of fact contained in this report are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.
Peter J. Pasquale has made a personal inspection of the property that is the subject of this report.
Terence Tener and Howard Klahr have not made a personal inspection of the property that is the subject of this report.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
Howard Klahr has been duly certified to transact business as a Certified General Appraiser in the state of Florida. (Florida State Certified General Real Estate Appraiser #RZ-2678). Terence Tener (NYS # 46000003819) and Peter J Pasquale (NYS # 46000048702) have been duly certified to transact business as a Certified General Appraiser in the state of New York.
As of the date of this report, Thomas J. Tener, Howard Klahr and Peter J. Pasquale have completed the Standards and Ethics Education Requirement of the Appraisal Institute for Associate Members.
Terence Tener, Howard Klahr and Peter J. Pasquale have extensive experience in the appraisal of similar properties.
The appraisers have appraised the subject in the last three years.

KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Peter J. Pasquale	By:	Howard Klahr
	Managing Member		Certified General Appraiser		Florida State Certified General
Real Estate Appraiser# RZ-2678
KTR Real Estate Advisors LLC

Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page v
PHOTOGRAPH OF THE SUBJECT PROPERTY
KTR Real Estate Advisors LLC

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LOCATION MAP
KTR Real Estate Advisors LLC

Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page 1
EXECUTIVE SUMMARY

Effective Date of Appraisal	June 1, 2011

Date of Inspection	March 3, 2011

Property Name	Tamarind Bay Apartments

Property Address	11400 4th Street N
St. Petersburg, Florida 33716

Property Location	West side of 4th Street North between 114th Avenue North and 116th Avenue North, St. Petersburg, Florida.

Parcel Number	18-30-17-87363-001-0010

Purpose of the Appraisal	To estimate the Market Value of the Leased Fee Interest in the subject property, free and clear of financing.

Site Size	17.0 acres (740,520 square feet)

Zoning	NSM-1: Neighborhood Suburban Multi-Family District

Improvements	A 200-unit garden apartment complex completed in 1980. Additional site improvements include a clubhouse/office, playground, garage parking, swimming pool, fitness center, tennis courts, lake, barbeque area and landscaping.

2010 Assessed Value	$7,350,000

Highest and Best Use
As Vacant	Residential Use.
As Improved	Continued Use.

VALUATION INDICATIONS
Income Capitalization	$9,600,000
Stabilized NOI	$668,600
Cap Rate	7.0%
Value per Unit	$48,000
Value per Sq Ft	$66.08
Sales Comparison	$10,000,000
Value per Unit	$50,000
Value per Sq Ft	$68.84
Cost Approach	N/A
APPRAISED VALUE	$9,600,000
Value per Unit	$48,000
Value per Sq Ft	$66.08
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 3, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 2

PREMISES OF THE APPRAISAL

Identification	The subject is a 200-unit garden apartment complex known as the Tamarind Bay Apartments with an address of 11400 4th Street N. The improvements are situated on a 17.0-acre parcel situated on the west side of 4th Street North between 114th Avenue North and 116th Avenue North in the City of St. Petersburg, Florida. The subject is identified by Pinellas County as parcel number 18-30-17-87363-001-0010.

Intended Use/Users of the Appraisal	The intended user of this report is Fox Partners II. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. The appraisers are not responsible for unauthorized use of this report.

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.

Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:

1. Inspected the subject property and its environs.

2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.

3. Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.

4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.    Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

KTR Real Estate Advisors LLC

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St. Petersburg, Florida	Page 3

6. Utilized appropriate appraisal methodology to derive estimates of value.

7. Reconciled the estimates of value into a single value conclusion.

Sales History of the Subject Property	According to public records, the subject is currently owned by Century Prop Fund XIX. Public records indicate no sales during the past five years, nor are we aware of any purchase options, agreements or other offerings, which may affect the subject.

Definition of Market Value	The definition of Market Value used in this appraisal report is taken from the Appraisal Institute’s The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

“The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sales, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. Buyer and seller are typically motivated;

2. Both parties are well informed or well advised, and acting in what they consider their best interests;

3. A reasonable time is allowed for exposure in the open market;

4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Property Rights Appraised	The interest appraised with the leases in place is the Leased Fee Estate, which is defined in the Dictionary of Real Estate Appraisal, 5th Edition, Appraisal Institute, Chicago, Illinois, 2010, as:

“A freehold (ownership interest) where the possessory interest has been granted to another party by creation of a contractual landlord-tenant relationship (i.e., a lease).”

Exposure Time	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“1. The time a property remains on the market.

2. The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the
KTR Real Estate Advisors LLC

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appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.”

Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however, conventional sources of capital is somewhat limited and mortgage underwriting has remained conservative with a greater level of equity required to obtain financing in comparison to the period leading up to September 2008. These factors have impacted sales activity for most types of investment grade real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the PwC Real Estate Investor Survey First Quarter 2011, which indicates that marketing times for apartment properties in the national market range from none to 18 months. The average marketing time equates to 6.00 months, down from 8.06 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 5

REGIONAL ANALYSIS

Regional Overview	The subject property is located in Pinellas County, which is part of the Tampa-St. Petersburg-Clearwater Metropolitan Statistical Area. The Tampa-St. Petersburg-Clearwater MSA, encompasses the counties of Pinellas, Hillsborough, Pasco and Hernando.

Population	According to DemographicsNow, Pinellas County illustrated a 2010 population estimate of 902,591 while the Tampa-St. Petersburg- Clearwater MSA illustrated a 2010 population of 2,768,308. The State of Florida and the Tampa-St. Petersburg-Clearwater MSA experienced positive population growth from 2000 to 2010, while Pinellas County experienced an annual average population decrease of 0.21 percent. The increasing population trends for the State and MSA are expected to continue through 2015, whereas the County is projected to decrease further by an average annual rate of -0.57 percent. The following table illustrates the population statistics for Pinellas County, the Tampa-St. Petersburg-Clearwater MSA and the State of Florida from 2000 through 2015.
POPULATION TRENDS

					Average Annual Growth
	1990	2000	2010	2015	1990 -	2000 -	2010 -
	Census	Census	Estimate	Projection	2000	2010	2015
Pinellas County	851,659	921,482	902,591	877,308	0.79%	-0.21%	-0.57%
MSA	2,067,636	2,395,619	2,768,308	2,884,862	1.48%	1.46%	0.83%
Florida	12,937,941	15,982,378	18,560,276	19,333,393	2.14%	1.51%	0.82%

Source: DemographicsNow; Compiled by KTR

According to DemographicsNow, Pinellas County illustrated a 2010 household estimate of 403,796 while the Tampa-St. Petersburg-Clearwater MSA illustrated a 2010 household estimate of 1,134,818. The State of Florida and the Tampa-St. Petersburg-Clearwater MSA experienced positive household growth from 2000 to 2010, while Pinellas County experienced an annual average household decrease of 0.27 percent. The increasing household trends for the State and MSA are expected to continue through 2015. The number of households in the County is projected to increase by an average annual rate of -0.57 percent through 2015. The following table details historic and projected household trends for Pinellas County, the Tampa-St. Petersburg-Clearwater MSA and the State of Florida.
HOUSEHOLD TRENDS

					Average Annual Growth
	1990	2000	2010	2015	1990 -	2000 -	2010 -
	Census	Census	Estimate	Projection	2000	2010	2015
Pinellas County	380,636	414,968	403,796	406,057	0.87%	-0.27%	0.11%
MSA	869,366	1,009,197	1,134,818	1,195,977	1.50%	1.18%	1.06%
Florida	5,134,906	6,337,929	7,336,295	7,872,459	2.13%	1.47%	1.42%

Source: DemographicsNow.com; Compiled by KTR
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Economic Overview	According to the United States Bureau of Labor Statistics, the MSA’s total civilian labor force was 1,293,400 as of March 2011. Furthermore, the unemployment rate was 11.0 percent as of March 2011, consistent with the State, which displayed an unemployment rate of 11.1 percent. Unemployment in the MSA is down slightly from 11.9 percent one year ago and 9.8 percent two years ago.

A majority of the MSA’s work force is employed in the Trade, Transportation and Utilities sector, followed by Services, Leisure and Hospitality and Government sectors. Total employment in the MSA is consistent with levels experienced one year ago. The following table illustrates the diversification of the MSA’s work force as of March 2011, the most recent information available at the time of the report.
TAMPA-ST PETERSBURG-CLEARWATER MSA
WORK FORCE BY INDUSTRY — AS OF MARCH 2011

	Number Employed	12-Month
Industry Category	(In Thousands)	Percent Change
Mining and Logging	0.4	-20.0%
Construction	48.4	-7.1%
Manufacturing	57.3	-0.7%
Trade, Transportation and Utilities	208.4	0.5%
Information	25.2	-3.1%
Financial Activities	86.5	-1.6%
Professional and Business Services	194.0	0.7%
Educational and Health Services	179.8	1.0%
Leisure and Hospitality	123.2	1.7%
Other Services	42.7	-0.7%
Government	157.9	0.6%

Total	1,123.8	0.0%

Notes: Seasonally Adjusted

Source: Bureau of Labor Statistics; Compiled by KTR

Income	According to DemographicsNow.com, the 2010 average household income in 2010 MSA was $65,506 indicating an average annual increase of 2.54 percent over the 2000 average household income of $50,957. The average household income is projected to reach $71,320 in 2015, indicating in an average annual increase of 1.72 percent. The MSA’s average household income growth was slightly higher than the County and State between 2000 and 2010 and is projected to slightly outpace them over the next five years. The average and median household incomes (2000 census, 2010 estimates and 2015 projections) for Pinellas County, the MSA and Florida are presented in following table:
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INCOME TRENDS

Category	Pinellas County	MSA	Florida
Average HH Income
2000 Census	$51,349	$50,957	$53,504
2010 Estimates	$64,609	$65,506	$68,358
2015 Projections	$69,405	$71,320	$74,125
Avg. Annual Growth 2000 - 2010	2.32%	2.54%	2.48%
Avg. Annual Growth 2010 - 2015	1.44%	1.72%	1.63%

Median HH Income
2000 Census	$37,259	$37,593	$38,924
2010 Estimates	$44,702	$46,772	$48,310
2015 Projections	$47,347	$50,191	$51,789
Avg. Annual Growth 2000 - 2010	1.84%	2.21%	2.18%
Avg. Annual Growth 2010 - 2015	1.16%	1.42%	1.40%

Per Capita Income
2000 Census	$23,124	$21,467	$21,217
2010 Estimates	$30,089	$27,672	$27,947
2015 Projections	$33,417	$30,423	$31,195
Avg. Annual Growth 2000 - 2010	2.67%	2.57%	2.79%
Avg. Annual Growth 2010 - 2015	2.12%	1.91%	2.22%

Source: DemographicsNow.com; Compiled by KTR

Transportation	The Tampa International Airport serves the Tampa Bay Area as the primary airport hub. The area is also served by the St. Petersburg- Clearwater International Airport, a destination airport for low-cost and charter carriers. Major highways in the area include Interstate 275 which is comprised of the Howard Frankland Bridge which connects St. Petersburg with Tampa. Local thoroughfares include the subject’s U.S. Route 19; a major north to south artery that is one of the areas’s most heavily traveled roads. Public transportation in the area is comprised of the Pinellas Suncoast Transit Authority offering approximately 35 local bus routes.

Conclusion	Inline with the rest of the country, the region has felt the challenges of the national recession and has seen job losses in many industries. Additionally, a large percentage of homeowners with negative equity in their homes have led to a lower level of spending putting further pressure on Florida’s economy. High unemployment, foreclosures, a stagnant job market, combined with tight credit conditions have led to a prolonged recovery in the housing market. Florida’s economy appeared to have stabilized in 2010 and is poised to continue to grow in 2011, however, most economists do not anticipate significant growth until 2012 or 2013. Given its location, transportation network, diverse and educated workforce, the region has good potential for renewed growth over the long-term.
KTR Real Estate Advisors LLC

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St. Petersburg, Florida	Page 8
REGIONAL MAP
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 9

NEIGHBORHOOD ANALYSIS

Overview	The subject property is located in the City of St. Petersburg, within the County of Pinellas. The city is one of the three in the Tampa-St. Petersburg-Clearwater metropolitan area, most commonly referred to as the Tampa Bay Area. The City boasts white sandy beaches along the Gulf of México which attract a diversity of economic activity.

Demographics	According to DemographicsNow, there were an estimated 237,490 people living within the City as of 2010. The 2010 population estimate is projected to decrease slightly to 227,138 by 2015, representing an average annual decrease of 0.89 percent. As of 2000, the reported median household income was $34,766 and as of 2010 the median household income increased to $41,580. The median household income is projected to increase further to $43,757 by 2015, representing an average annual increase of 1.03 percent over 2010. The following table illustrates demographic statistics for the City of St. Petersburg.
CITY OF ST. PETERSBURG

				Annual % Change
	2000 Census	2010 Estimate	2015 Projection	2010-2015
Population	248,312	237,490	227,138	-0.89%
Households	109,711	104,337	103,741	-0.11%
Average Household Income	$47,342	$58,941	$63,475	1.49%
Median Household Income	$34,766	$41,580	$43,757	1.03%
Per Capita Income	$20,917	$26,962	$30,177	2.28%

Source: Demographicsnow.com

Access	Access to and within the subject’s neighborhood is good. The subject property has frontage along 4th Street North, a local thoroughfare primarily developed with residential properties. Interstate 295 is situated just west of the subject, providing access to Interstate 75 to the east of the subject. Additional surrounding thoroughfares include US Route 92, State Routes 686, 688, 694 and 803. The St. Petersburg/Clearwater International Airport is located approximately 3.0 miles northwest of the subject and the Tampa International Airport is located approximately 8.0 miles northeast of the subject.

Adjacent Land Uses	4th Street N in the subject’s immediate vicinity is predominantly residential in nature, however, commercial developments are scattered throughout the roadway including at the northeast corner of the subject.

Conclusion	The City of Clearwater has experienced a slight decline in population since the 2000 census, which is projected to continue through 2015. However, the subject’s good accessibility to major thoroughfares and the City’s natural assets in the form of pristine beaches are projected to promote economic and social growth.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 10
NEIGHBORHOOD MAP
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 11

SITE ANALYSIS

Property	Tamarind Bay Apartments

Address	11400 4th Street North, St. Petersburg, Florida 33716

Parcel Number	18-30-17-87363-001-0010

Site Size	17.0 acres (740,520 square feet)

Frontage	The subject has approximately 625 feet of frontage along the west side of 4th Street North, 1,000 feet of frontage along the south side of 116th Avenue North and 1,725 feet along the east/north sides of 114th Avenue North.

Topography	The topography of the site is generally level.

Utilities	All utilities presently service the site.

Site improvements	A 200-unit garden apartment complex completed in 1980. Additional site improvements include a clubhouse/office, playground, garage parking, swimming pool, fitness center, tennis courts, lake, barbeque area and landscaping.

On-site Parking	337 surface spaces and 28 garages.

Land Use Restrictions	A title report was not provided for review. We are not aware of any easements, encroachments or restrictions that would adversely affect the site’s utility.

Subsoil Conditions	No adverse subsoil or drainage was evident at the time of inspection.

Flood Hazard	According to the Federal Emergency Management Agency (FEMA), the subject property is primarily situated in a Flood Zone AE, a special flood hazard area subject to inundation of the 1.0% annual chance flood with a base flood elevation of 9. The corresponding flood insurance rate map numbers are 12103C0207G and 12103C0144G, dated September 3, 2003.

Conclusions	The subject site is considered to be fully capable of supporting a structure such as the existing improvements. Photographs of the site and the immediate vicinity are contained within the Addenda.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 12
SITE MAP
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St. Petersburg, Florida	Page 13
FLOOD MAP
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St. Petersburg, Florida	Page 14
REAL ESTATE ASSESSMENT AND TAXES

Introduction	The subject property is under the taxing jurisdiction of Pinellas County and includes general county, city and school taxes. The subject is identified by Pinellas County as property ID number 18-30-17-87363-001-0010. All properties in Pinellas County are assessed at 100% of the assessor’s determination of “Just Value”, which is multiplied by the current tax rate, in order to determine actual taxes to be paid. Taxes are billed and provide for a 4.0% discount if the bill is paid in November; 3.0% for bills paid in December; 2.0% for bills paid in January and 1.0% for bills paid in February. All bills are delinquent after March 31 of each year. The subject’s current assessment is $7,350,000.

Comparable Assessments	Similar properties within the area were surveyed to ascertain the reasonableness of the subject’s current assessment. The subject’s current assessment is $36,750 per unit. The comparables range between $34,073 and $55,330 per unit. The subject’s assessment is within the comparable range. As such, the assessment appears reasonable and has been processed.
TAX COMPARABLES

		Taxable	Year	Assessed	Assessment
Property Name	Tax ID	Value	Built	Units	Per Unit

Tamarind Bay (Subject)	18-30-17-87363-001-0010	$7,350,000	1980	200	$36,750
Isles of Gateway	18-30-17-56445-001-0010	$9,925,000	1986	212	$46,816
The Meadows	07-30-17-90790-001-0010	$10,900,000	1987	197	$55,330
Camden Lakes	18-30-17-66250-000-0010	$13,750,000	1981	384	$35,807
Crosswinds	18-30-17-87364-001-0010	$7,950,000	1986	208	$38,221
Lakeside Village	18-30-17-50949-002-0020	$10,600,000	1975	304	$34,868
Lincoln Shores	18-30-17-05480-001-0010	$21,500,000	1984	631	$34,073
Source: Pinellas County Assessor, compiled by KTR

Mill Rate	Mill rates have remained relatively stable over the past several years. The 2010 total mill rate applicable for all taxing authorities with jurisdiction over the subject property equates to $21.7098 per $1,000 of assessed value.

Real Estate Tax Projection	Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. The total amount is anticipated to increase at a rate near the long-term average inflation rate

Conclusion	Applying the 2010 tax rate to the subject’s 2010 total assessed value results in a real estate tax liability of $159,567 (rounded). Real estate taxes are projected to increase at an average inflationary rate of 3.0 percent per year indicating a tax liability of $164,354 for the 2011 tax year. In the market, a 4.0 percent discount is granted if real estate taxes are paid four months prior to the due date. Assuming prudent
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 15

management, this discount has been processed in this analysis. Based on the preceding, real estate taxes for the appraised fiscal year equate to $157,780 has been processed in the Income Approach.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 16
ZONING ANALYSIS

Introduction	According to the City of St. Petersburg, the subject property is situated in an NSM-1, Neighborhood Suburban Multi-Family zoning district. The purpose and intent of the district is to maintain existing multi-family densities. This district allows for multi-family structures typically between one and three stories in height.

The bulk restrictions in NSM-1, Neighborhood Suburban Multi-Family zoning districts are summarized in the following table.

NSM-1, NEIGHBORHOOD SUBURBAN MULTI-FAMILY DISTRICT

RESTRICTION	SIZE
Minimum lot area	4,500 sq. ft
Maximum Units Per Acre
Residential Density	15
Workforce Housing Density Bonus	6
Maximum Non-Residential Intensity	0.50
Maximum Impervious Surface	0.65
Maximum height
Primary Building	36 Feet
Accessory Building	30 Feet
Buildings Containing Workforce Housing	48 Feet
Minimum front yards
Stoop or Open Porch	15 Feet
Building	20 Feet
Minimum side yards
Abutting Residential	7.5 Feet
Non-Residential	7.5 Feet
Minimum rear yards
Abutting Residential	15 Feet
Non-Residential	10 Feet
Minimum Parking
Multifamily Uses	1.5 spaces per unit up to 2.0 bedrooms, plus 0.5 for each additional bedroom
Source: City of St. Petersburg; Compiled by KTR.

Conclusions	The subject is built to a density of 11.76 units per acre, within the maximum of 15 units per acre. The subject contains 365 parking spaces, which exceeds the minimum number of spaces required by the current zoning code. Based on the preceding, the subject appears to represent a legal and conforming use with a legal and complying density.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 17
DESCRIPTION OF IMPROVEMENTS

Year Built/Renovated	The facility was completed in 1981 as a garden-style apartment complex.

Layout & Configuration	The complex consists of 15, two-story garden apartment buildings containing 200 apartment units with a rentable area of 145,272 square feet. The buildings are sited along internal drives that are integrated with the parking lots.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.
UNIT MIX AND FLOOR AREAS

Type	Mix	Size	Total Area

1 Bed/1 Bath	72	600	43,200
1 Bed/1 Bath	8	615	4,920
1 Bed/1 Bath	32	703	22,496
2 Bed/2 Bath	48	810	38,880
2 Bed/2 Bath	8	860	6,880
2 Bed/2 Bath	32	903	28,896

Totals/Averages	200	726	145,272
Source: Client provided rent roll data and floor plans; compiled by KTR

Floor Plans	The property offers a variety of one- and two-bedroom floor plans. Each two-bedroom floor plan provides a living room, dining room, kitchen, balcony/patio and walk-in closet in addition to bedrooms and bathrooms. Each one-bedroom provides a living room, dining room, kitchen and in addition to the bedroom and bathroom with select units containing a patio/balcony.

EXTERIOR
Structure	The foundations consist of reinforced concrete slabs, poured on grade. Structural framing is wood stud walls with interior gypsum-clad drywall.

Floors	The floors are constructed of concrete slabs. The ceiling heights are approximately eight feet.

Walls	The exterior of the buildings are vinyl siding and masonry.

Windows	Individual unit windows are double pane glass set in aluminum frames. Entry doors are metal set in wood frames. Sliding glass doors provide access to the patios/balconies.

Roof	The buildings have pitched roofs with composition shingles.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 18

INTERIOR FINISHES
Walls and Ceilings	Textured and painted drywall.

Flooring	Flooring consists of carpeting and tile.

Kitchens	Typical appliance package consisting of a refrigerator/freezer, full-size electric range with oven and dishwasher. Cabinets are wood and countertops are Formica.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

Unit Amenities	The two-bedroom units have walk-in closets, built in dry-bar (select units) and a patio/balcony.

MECHANICAL SYSTEMS
HVAC	Air and heat is provided by individual split systems with exterior condensers. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by an electric water heater.

Fire Protection	The subject property is not equipped with a fire sprinkler system. The apartments are fit with smoke detectors.

ANCILLARY AREAS
Landscaping	Landscaping is of mature vegetation. Native trees and shrubs are plentiful throughout the common areas and between buildings. Seasonal color is provided in beds along the main entrance points and near the pool and office area.

Parking	The internal drive incorporates the surface parking lots. There are an adequate number of parking spaces provided. The drives and parking lots are macadam paved.

Recreational Amenities	A clubhouse with fitness center, swimming pool, barbeque area, tennis court and mature landscaping.

FF&E
Personal Property	The subject property has office furnishings and equipment for the staff at the clubhouse, clubhouse furniture and various chairs and tables for the pool deck. Kitchen appliances are also part of personal property. The FF&E are similar to competitive properties.
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St. Petersburg, Florida	Page 19

CONDITION/MAINTENANCE
Exterior	Good condition. Overall maintenance appears adequate.

Roof	Good condition.

Interiors	Good condition. Overall maintenance appears adequate.

Common Area Amenities	Good condition. Overall maintenance appears adequate.

Sidewalks & Paving	Good condition. Overall maintenance appears adequate.

Landscaping	Good condition. Overall maintenance appears adequate.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit.

ELEMENTS OF DEPRECIATION
Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is good with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual age of the property is 30 years. As a result of on-going maintenance, the effective age is estimated to be less than the actual age of the improvements. The effective age is estimated at 25 years.

Capital Improvements	No major capital improvements are planned in the near term.

Functional Obsolescence	The subject property’s design, systems and floor plans are consistent with traditional garden style apartment complexes. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted.

Conclusions	The subject improvements have adequate functional utility, conform well to the general character of the neighborhood and are generally similar to competitors.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 20
APARTMENT MARKET ANALYSIS

Area Housing Market	The subject is located in the Tampa Bay submarket of Florida. The immediate area is comprised of garden style apartment complexes. The Red Capital Group indicates that as of the First Quarter 2010, the most recent data available, Tampa Bay’s vacancy rate was 10.1 percent, slightly higher than the previous year vacancy rate of 9.1 percent. The average asking rental rate was $779 per month.

Subject Property	The subject units have average sizes and finishes consistent with that of the market. According to the April 2011 rent roll, the subject’s current contract rents average $688.75 per month. The one-bedroom apartments range between $539.00 and $764.00 per month with an average of $632.18 per month and the two-bedroom units range between $669.00 and $979.00 per month with an average $758.64 per month. Per the rent roll, there were 15 units reported to be vacant. The asking rents range between $599.00 and $689.00 per month for one-bedroom units and range between $729.00 and $879.00 per month for two-bedroom units.

Competitive Set	In order to determine the reasonableness of the subject’s asking rents, a survey of comparable apartment complexes in the market was conducted. The subject competes with a number of properties in the area. All of the properties are in close proximity of the subject and define the range of property, unit types and rental rates available in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the comparable properties follow the map.
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St. Petersburg, Florida	Page 21
COMPARABLE RENTAL MAP
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COMPARABLE RENTAL 1	Isles of Gateway 10600 4th Street North St. Petersburg, FL 33716

Units Year Built Occupancy Amenities	212

1986

92%

Unit amenities include patios/balconies, fireplaces (select units), washer/dryer hook-ups, walk-in closets, and kitchens with microwave and standard appliances (stainless steel and maple cabinets in select units). Complex amenities include a gated entrance, club house, swimming pool, jacuzzi, playground, car wash, tennis, volleyball, basketball courts, fitness center, picnic areas and laundry facility.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	524	$700	$1.34
1 Bed/1 Bath	694-720	$724-$854	$1.01-$1.23
1 Bed/1 Bath	845	$1,038	$1.23
2 Bed/2 Bath	1,004	$1,070	$1.07

Comments	This comparable is located approximately one half mile south of the subject property.
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COMPARABLE RENTAL 2	The Meadows 12000 4th Street North St. Petersburg, FL 33716

Units Year Built Occupancy Amenities	197

1987

95%

Unit amenities include patios/balconies, fireplaces (select units), washer/dryer hook-ups, walk-in closets and kitchens with standard appliances. Complex amenities include a gated entrance, club house, swimming pool, playground, tennis and basketball courts, fitness center and laundry facility.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	796	$610-$620	$0.77-$0.78
1 Bed/1 Bath	1,063	$690-$700	$0.65-$0.66
2 Bed/2 Bath	1,137	$785-$820	$0.69-$0.72

Comments	This comparable is located approximately 0.5 miles north of the subject property.
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COMPARABLE RENTAL 3	Crosswinds 500110th Avenue North St. Petersburg, FL 33716

Units Year Built Occupancy Amenities	208

1986

94%

Unit amenities include patios/balconies and kitchens with standard appliances. Complex amenities include a club house, swimming pool, hot tub, sauna, stocked fishing lake, car care center, tennis, volleyball and racquetball courts, fitness center, picnic areas and laundry facility.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	600	$675-$698	$1.13-$1.16
1 Bed/1 Bath	726	$771-$791	$1.06-$1.09
2 Bed/2 Bath	810	$910-$930	$1.12-$1.15
2 Bed/2 Bath	903	$945-$965	$1.05-$1.07

Comments	This comparable is located approximately 0.3 mile southwest of the subject property.
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COMPARABLE RENTAL 4	Lakeside Village 501 116th Avenue North St. Petersburg, FL 33716

Units Year Built Occupancy Amenities	304 1975 92% Unit amenities include patios/balconies, washer/dryer hook-ups, walk-in closets, and kitchens with standard appliances. Complex amenities include a swimming pool and fitness center.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	618	$565	$0.91
1 Bed/1 Bath	655	$580	$0.89
2 Bed/1 Bath	790	$675	$0.85
2 Bed/1.5 Bath	855	$700	$0.82

Comments	This comparable is located just northwest of the subject property.
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COMPARABLE RENTAL 5	Lincoln Shores 11601 4th Street North St. Petersburg, FL 33716

Units Year Built Occupancy Amenities	631

1984

91%

Unit amenities include patios/balconies, walk-in closets, and kitchens with standard appliances. Complex amenities include a club house, 3 swimming pools, garages, tennis, volleyball, basketball courts, fitness center and lake.

Concessions	Prices change often and rents for individual floor plans are reduced as needed to help bolster occupancy. There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	550	$592-$680	$1.08-$1.24
1 Bed/1 Bath	650	$668-$742	$1.03-$1.14
1 Bed/1 Bath	750	$673-$771	$0.90-$1.03
2 Bed/2 Bath	1,000	$959-$1,065	$0.96-$1.07

Comments	This comparable is located approximately one half mile south of the subject property.
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ANALYSIS	The comparable rental properties are all in the vicinity of the subject property. The comparable properties were constructed between 1975 and 1987. The units and complex amenities are similar to the subject. The rental rates illustrated by the comparable properties provide a good indication as to the appropriate market rent of the subject property.

One-Bedroom Units	The subject property offers three variations of one-bedroom floor plans, ranging between 600 and 703 square feet. The rental rates for the subject’s units range from $599 to $689 or $0.98 or $1.04 per square foot. The following chart outlines rental rates for similar sized one-bedroom floor plans within the competing apartment properties.
ONE-BEROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment
Subject	600	$599-$619	$1.00-$1.03	Subject
	615	$639	$1.04	Subject
	703	$669-$689	$0.95-$0.98	Subject
Isles of Gateway	524-845	$700-$1,038	$1.01-$1.34	Superior
The Meadows	796-1,063	$610-$700	$0.65-$0.78	Inferior
Crosswinds	600-726	$675-$791	$1.06-$1.16	Similar
Lakeside Village	618-655	$565-$580	$0.89-$0.91	Inferior
Lincoln Shores	550-750	$592-$771	$0.90-$1.24	Similar

Subject Range	600-703	$599-$689	$0.98-$1.04
Comparable Range	524-1,063	$565-$1,038	$0.65-$1.34

The comparable one-bedroom units range from 524 to 1,063 square feet with asking rents between $565 and $1,038 per month or $0.65 to $1.34 per square foot. Crosswinds and Lincoln Shores are most similar to the subject in terms of location and physical characteristics. These comparables indicate asking rents between $592 and $791 per month or $0.90 to $1.24 per square foot. The subject’s asking rents are bracketed by the rents exhibited by competing properties in the area and have been processed.

Two-Bedroom Units	The subject property offers three variations of two-bedroom unit floor plans, which range from 810 to 903 square feet with asking rents ranging between $729 and $879 per month or $0.84 to $1.02 per square foot. The following chart outlines rental rates for similar sized one-bedroom floor plans within the competing apartment properties.
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Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page 28
TWO-BEDROOM FLOOR PLANS

	Unit Size (SF)	Rent/Month	Rent/SF	Comment
Subject	810	$729-$749	$0.90-$0.92	Subject
	860	$859-$879	$1.00-$1.02	Subject
	903	$759-$779	$0.84-$0.86	Subject

Isles of Gateway	1,004	$1,070	$1.07	Superior

The Meadows	1,137	$785-$820	$0.69-$0.72	Inferior

Crosswinds	810-903	$910-$930	$1.12-$1.15	Similar

Lakeside Village	790-855	$675-$700	$0.82-$0.85	Inferior

Lincoln Shores	1,000	$959-$1,065	$0.96-$1.07	Similar

Subject Range	810-903	$729-$879	$0.84-$1.02
Comparable Range	790-1,137	$675-$1,070	$0.69-$1.15

The comparable two-bedroom units range from 790 to 1,137 square feet with asking rents between $675 and $1,070 per month or $0.69 to $1.15 per square foot. Crosswinds and Lincoln Shores are most similar to the subject in terms of location and physical characteristics. These comparables indicate asking rents between $910 and $1,065 per month or $0.96 to $1.15 per square foot. The subject’s asking rents are bracketed by the rents exhibited by competing properties in the area and have been processed.

Conclusions	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross rent is summarized in the following chart.
SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Average Market Rent	Rent/SF	Total Rent
1 Bed/1 Bath	72	600	43,200	$610	$1.02	$43,920
1 Bed/1 Bath	8	615	4,920	$639	$1.04	$5,112
1 Bed/1 Bath	32	703	22,496	$682	$0.97	$21,824
2 Bed/2 Bath	48	810	38,880	$739	$0.91	$35,472
2 Bed/2 Bath	8	860	6,880	$869	$1.01	$6,952
2 Bed/2 Bath	32	903	28,896	$769	$0.85	$24,608

Totals/Averages	200	726	145,272	$689	$0.95	$137,888

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Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page 29

HIGHEST AND BEST USE

Introduction	Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

That reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum productivity.

There are typically two Highest and Best Use scenarios: the Highest and Best Use of the property as vacant and the Highest and Best Use of the site as if improved.

HIGHEST AND BEST USE AS VACANT
Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

The site is zoned within the NSM-1, Neighborhood Suburban Multifamily Zoning District that allows for a variety of multifamily uses. The maximum value of a property is typically realized when a reasonable degree of homogeneity is present. Thus, conformity in use is usually a highly desirable aspect of real property, since it creates and/or maintains value. The immediate area is primarily developed with residential properties. Based on the principal of conformity and the subject’s zoning, the highest and best use of the property, if vacant, is residential development.

HIGHEST AND BEST USE AS IMPROVED
Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

The subject represents a legal, conforming improvement relative to current zoning restrictions. No redevelopment of the site would provide a greater return to the land. Based upon the fact that the potential income associated with the existing improvements provides a fair return to the land with residual income to the improvements, the highest and best use of the subject, as improved, is its current use.
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VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

Income Approach	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

Sales Comparison	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition and the interest transferred, among others. The value estimated through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity has decreased as a result of market conditions, research revealed adequate sales activity to form a reasonable estimation of value via this approach.
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The Cost Approach	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction — remains a highly subjective factor.

Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. Based on the age of the improvements, the Cost Approach would lend little insight into the market value of the property, and has been excluded from the scope of this appraisal.

Reconciliation	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
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Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page 32

INCOME CAPITALIZATION APPROACH

Introduction	The Income Capitalization Approach is based on the theory that value is the present worth of future benefits. The future benefits of ownership consist of the present worth of the net income which will accrue to the owner of the property, plus the present value of the net proceeds resulting from the eventual disposition of the property. The two most commonly used techniques of converting net income into value in the Income Capitalization Approach are Direct Capitalization and the Discounted Cash Flow Analysis.

The Direct Capitalization method is considered most relevant and has been processed. Direct Capitalization is a method utilized to convert a single year’s estimate of net income (before debt service) into an indication of value by the use of an Overall Capitalization Rate.

REVENUE ANALYSIS
Potential Gross Income	The potential gross income from the apartment unit rent has been calculated to be $137,888 per month or $1,654,656 for the appraised year based on the analysis and conclusions derived in the Apartment Market Analysis section.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates. In the case of the subject property, the loss to lease also accounts partially for concessions that are offered in the form of reduced rent.

The operating statements under review indicate a historical loss to lease was negative 1.8 percent of gross potential rent in 2008, positive 6.1 percent in 2009 and positive 3.5 percent in 2010. In 2009 and 2010, the loss to lease suggests that contractual income was above market. Loss to lease was not budgeted for 2011. The submitted April 25, 2011 rent roll indicates a nominal loss to lease. Considerate of the historical data and the market rent processed in this analysis, no loss to lease has been processed.

Concessions	Concessions consist of reduced rent or free rent over a portion of a lease term. Although none of the properties surveyed as rent comparables currently offer rent concessions, they are common within the subject’s influencing area. Concessions can vary on a monthly basis, and although none are currently being offered, it is likely that they will be at on point or another in the upcoming year. As indicated above, concessions (qualified discounts) are accounted for in the loss to lease allowance.

According to operating statements under review, concessions increased slightly from 2.9 to 3.7 percent over the last three years. Based on the subject’s operating history and its stabilized occupancy over the past three years, concessions of 4.0 percent have been processed in this analysis.

Vacancy/Credit Loss	The subject was reportedly 93.4 to 95.5 percent occupied between 2008 and 2010. As of the inspection, the property was 92.5 percent occupied.
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Tamarind Bay Apartments St. Petersburg, Florida	June 3, 2011 Page 33

Occupancy levels for the competing properties in the influencing market are outlined as follows:
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	Year Built	Total Units	Occupancy
Isles of Gateway	1986	212	92.0%
The Meadows	1987	197	95.0%
Crosswinds	1986	208	94.0%
Lakeside Village	1975	304	92.0%
Lincoln Shores	1984	631	91.0%

The subject is currently operating at stabilized occupancy. The subject should reasonably maintain this level into the foreseeable future. A stabilized vacancy and credit loss of 5.0 percent has been utilized in this appraisal.

Administrative Units	According to management one unit is being utilized as a “model apartment” and a deduction from potential gross income was applied in between 2008 and 2010. This line item was not budgeted in 2011; however, the model apartment is expected to be maintained at the property. Accordingly, market rent has been applied to this unit and deducted from the gross potential income equating to $7,320 for the appraised fiscal year.

Other Income	Typically, apartment projects receive additional revenue from sources such as vending, application fees, late fees, bad check charges and deposit forfeitures. This income also includes water/sewer, cable, television and washer/dryer fees at the subject. Other income receipts at the subject property increased from $1,124 to $1,396 per unit between 2008 and 2010 and is budgeted at $1,637 per unit for 2011. Based on the operating history of the subject, the budgeted other income appears high. As such, the 2010 actual other income has been adjusted 3.0 percent per year for inflation and processed. This results in other income of $291,243 or $1,456 per unit.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2008, 2009 and 2010 as well as the budget for 2011. These historical and budgeted amounts have been compared to the median dollar amount per unit reported by IREM for garden apartments in the Tampa Metropolitan Area. The subject’s operating statements under review have been reconstructed and summarized below.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 34
RECONSTRUCTED OPERATING STATEMENTS

		200			200			200			200		2010 IREM
No. of Units		2008			2009			2010			2011		Median $/Unit
Year	Actual	Per Unit	% of GRP	Actual	Per Unit	% of GRP	Actual	Per Unit	% of GRP	Budget	Per Unit	% of GRP	Tampa MSA
INCOME
Gross Rent Potential (Market Rent)	$1,897,094	$9,485	100.00%	$1,639,760	$8,199	100.00%	$1,593,900	$7,970	100.00%	$1,651,497	$8,257	100.00%
Loss to Lease	(33,384)	(167)	-1.76%	99,354	497	6.06%	55,499	277	3.48%	0	0	0.00%
Concessions	(54,537)	(273)	-2.87%	(61,336)	(307)	-3.74%	(58,452)	(292)	-3.67%	0	0	0.00%
Vacancy/Credit/Non-revenue Units	(125,821)	(629)	-6.63%	(104,550)	(523)	-6.38%	(71,480)	(357)	-4.48%	$(66,060)	$(330)	-4.00%

Net Rental Income (NRI)	$1,683,352	$8,417	88.73%	$1,573,228	$7,866	95.94%	$1,519,467	$7,597	95.33%	$1,585,437	$7,927	96.00%
Administrative Units	(8,284)	(41)	-0.44%	(6,838)	(34)	-0.42%	(7,178)	(36)	-0.45%	0	0	0.00%
Other Income	$224,846	$1,124	11.85%	$260,145	$1,301	15.86%	$279,269	$1,396	17.52%	327,404	1,637	19.82%

Total Property Income (EGI)	$1,899,914	$9,500	100.15%	$1,826,535	$9,133	111.39%	$1,791,558	$8,958	112.40%	$1,912,841	$9,564	115.82%

EXPENSES
Payroll	$203,595	$1,018	10.73%	$223,817	$1,119	13.65%	$217,096	$1,085	13.62%	$238,507	$1,193	14.44%	$1,184
Utilities	134,913	$675	7.11%	126,176	$631	7.69%	127,716	$639	8.01%	149,637	$748	9.06%	721
Repairs & Maintenance	123,983	$620	6.54%	153,183	$766	9.34%	154,213	$771	9.68%	152,425	$762	9.23%	808
Marketing	71,383	$357	3.76%	61,292	$306	3.74%	53,679	$268	3.37%	58,554	$293	3.55%	—
Admin	57,442	$287	3.03%	49,525	$248	3.02%	56,413	$282	3.54%	71,633	$358	4.34%	816
Real Estate Taxes	182,923	$915	9.64%	166,573	$833	10.16%	158,481	$792	9.94%	160,794	$804	9.74%	1,085
Insurance	135,369	$677	7.14%	147,415	$737	8.99%	162,758	$814	10.21%	151,253	$756	9.16%	625
Management	93,154	$466	4.91%	89,268	$446	5.44%	88,370	$442	5.54%	94,783	$474	5.74%	402
Reserves	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0

TOTAL EXPENSES	$1,002,762	$5,014	52.86%	$1,017,249	$5,086	62.04%	$1,018,726	$5,094	63.91%	$1,077,586	$5,388	65.25%	$5,641

NET OPERATING INCOME	$897,152	$4,486	47.29%	$809,286	$4,046	49.35%	$772,832	$3,864	48.49%	$835,255	$4,176	50.58%
Source: Client Submitted Information; compiled by KTR
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 35

Overview	In general, expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping and maintenance personnel. The payroll expense fluctuated from $1,018 to $1,119 per unit between 2008 and 2010 and is budgeted at $1,193 per unit for 2011. The IREM survey indicated that the median for garden complexes in the area is $1,184 per unit, consistent with the historical and budgeted amounts. Based on the subject’s historical expense data, the budgeted payroll expense appears reasonable and has been processed at $1,193 per unit or $238,507.

Utilities	This expense line item includes charges for common area and vacant unit electricity, water/sewer and trash collection. Utility charges are offset by applicable tenant reimbursements.

Utility expenses at the subject property fluctuated from $631 to $675 per unit between 2008 and 2010 and are budgeted at $748 per unit for 2011. The IREM survey indicated that the median for garden complexes in the area is $721 per unit. Based on the historical expenses, the budgeted expense appears reasonable and has been used as a basis for projecting utilities expenses of $748 per unit or $149,637.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the inspection.

The repairs and maintenance expense at the subject property increased from $620 to $771 per unit between 2008 and 2010 and is budgeted at $762 per unit for 2011. The IREM survey indicated that the median for garden complexes in the area is $808 per unit, above the budgeted amount. Based on the historical expenses, the budgeted expense appears reasonable and has been used as a basis for projecting repairs and maintenance expenses of $762 per unit or $154,213. A separate Reserves category has been processed in this analysis.

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property decreased from $357 to $268 per unit between 2008 and 2010 and are budgeted at $293 per unit for 2011. The IREM survey did not report a marketing expense, however, the subject’s combined marketing and administrative expenses for 2011 are fairly consistent with IREM’s administrative expense. Based on the historical and comparable expenses, the budgeted expense appears reasonable and has been used as a basis for projecting marketing expenses of $293 per unit or $58,554.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 36

Administration	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The administrative expenses at the subject property fluctuated from $248 to $287 per unit between 2008 and 2010 and are budgeted at $358 per unit for 2011. The subject’s combined marketing and administrative expenses for 2011 are fairly consistent with IREM’s administrative expense. Based on the historical and comparable data, an administrative expense of $358 per unit or $71,633 has been processed.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $157,780.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expenses at the subject property increased from $677 to $814 per unit between 2008 and 2010 and is budgeted at $756 per unit for 2011. The IREM survey indicated that the median for garden complexes in the area is $625 per unit, below the historical and budgeted amounts. Based on the subject’s historical expense data, the budgeted insurance expense appears reasonable and has been processed at $756 per unit or $151,253.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 2.0 and 5.0 percent of collections. Based on historical operating statements under review, the subject property was managed for a fee that is equivalent to approximately 5.0 percent of collected income. In consideration of the market standards, a market-oriented management fee of 5.0 percent of the effective gross income has been processed.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.

Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. In order to remain competitive, a reserve of $250 per unit is forecast. This amounts to $50,000.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $1,121,060, or $5,605 per unit. The indicated operating expense ratio is 62.6 percent when including reserves and 59.8 percent without reserves. The IREM survey indicated total operating expenses slightly below the projected amounts; however, based on the historical data, these expenses are considered reasonable and have been processed.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 37

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.
STABILIZED PRO FORMA

Appraised Fiscal Year-ending	5/31/2012

	Total	Per Unit	Percent

INCOME			% of GPI

Gross Rent Potential (Market Rent)	$1,654,656	$8,273	100.0%
Loss to Lease	$0	$0	0.0%
Concessions	$(66,186)	$(331)	-4.0%
Vacancy/Credit/Non-revenue Units	$(82,733)	$(414)	-5.0%

Net Rental Income (NRI)	$1,505,737	$7,529	91.0%
Administrative Units	$(7,320)	$(37)	-0.4%
Other Income	$291,243	$1,456	17.6%

Total Property Income (EGI)	$1,789,660	$8,948	108.2%

EXPENSES			% of EGI

Payroll	$238,507	$1,193	13.3%
Utilities	149,637	$748	8.4%
Repairs & Maintenance	154,213	$771	8.6%
Marketing	58,554	$293	3.3%
Admin	71,633	$358	4.0%
Real Estate Taxes	157,780	$789	8.8%
Insurance	151,253	$756	8.5%
Management	89,483	$447	5.0%
Reserves	50,000	$250	2.8%

TOTAL EXPENSES	$1,121,060	$5,605	62.6%

NET OPERATING INCOME	$668,600	$3,343	37.4%

DERIVATION OF OAR Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	A survey of comparable sales revealed a range of overall capitalization rates between 6.1 and 7.5 percent and are detailed as follows.
SUMMARY OF MARKET-DERIVED CAPITALIZATION RATES

Property Name	Date of Sale	Year Built	Number of Units	Overall Rate

Crosswinds	3/22/2011	1986	208	7.2%
Promenade at Carillon	12/22/2010	1994	334	6.1%
Sienna Bay	3/5/2010	1986	276	7.5%
Costa Del Sol	7/31/2009	1972	144	6.5%

The capitalization rates produced by these sales are a reliable indication as to an appropriate rate for the subject property. The upper end of the range is represented by a much newer and superior property compared to the subject. The most recent and relevant comparable indicates an OAR of 7.2
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 38

percent. Based on recent sales data, a capitalization rate consistent with the most recent sale would be reasonable for the subject.

Investor Surveys	According to the PwC Real Estate Investor Survey: First Quarter 2011 rates for apartments reported by survey participants active in the market presently range as shown.
SOUTHEAST REGION APARTMENT MARKET SURVEY

Overall Capitalization Rate	5.00% - 7.50%	Range
	6.29%	Average
Annual Rent Growth Rate	(10.00%) - 3.00%	Range
	(0.29%)	Average
Annual Expense Growth Rate	1.00% - 3.00%	Range
	2.42%	Average
Source: PwC Real Estate Investor Survey, 1st Quarter 2011

As indicated below, overall rates in the National Apartment Market began to increase in the Third Quarter 2008 and continued this trend through the Fourth Quarter of 2009. However, during 2010 and the First Quarter of 2011, average overall rates have decreased by an average of 34.8 basis points per quarter. This data seems to support the overall perception that multi-family housing has passed its nadir and is attracting significant investor interest resulting in appreciation over 2009 levels.

OVERALL CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change

1Q11	6.29%	-22
4Q10	6.51%	-61
3Q10	7.12%	-56
2Q10	7.68%	-17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8

Source: PwC Real Estate Investor Survey

Conclusion of OAR	The subject is a good quality apartment complex situated in an established residential neighborhood with good access. The property is proximate to employment centers, shopping and neighborhood support facilities. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market.

OARs ranging between 6.1 and 7.5 percent were indicated from comparable sales. The PwC investor survey indicates average OARs of 6.29 percent for both the national apartment market and southeast
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 39

apartment market. The subject should trade at an overall rate slightly above the average. In consideration of the preceding data, with primary emphasis placed on the rates extracted from sales data, a rate of 7.0 percent has been processed.

VALUE BY DIRECT CAPITALIZATION
Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the market value of the leased fee interest is calculated as follows:

$668,600 ÷ 7.0% = $9,551,428

Direct Capitalization Value
Conclusion	The Market Value of the Leased Fee Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of June 1, 2011, is rounded to:

NINE MILLION SIX HUNDRED THOUSAND DOLLARS
($9,600,000)
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 40

SALES COMPARISON APPROACH

VALUATION
METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:
1. Research the market for recent sales transactions, listings, and offers to purchase or sell of properties similar to the subject property.
2. Select a relevant unit of comparison and develop a comparative analysis.
3. Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.
4. Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES
MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF
COMPARABLE SALES	To estimate the property value by the sales comparison approach, comparable sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location have been analyzed. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart below and plotted on the following map, range in price from $38,352 to $62,981 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 41
PRESENTATION OF COMPARABLE SALES DATA

Sale No.	Subject	1	2	3
Name	Tamarand Bay	Crosswinds	Sienna Bay	Lincoln Shores
Location	11400 4th Street N	500 110th Avenue N	10501 3rd Street N	11601 4th Street N
	St. Petersburg, FL	St. Petersburg, FL	St. Petersburg, FL	St. Petersburg, FL
Grantor	—	ERP Operating LP	Aimco Sandpiper LLC	Lincoln Shores Apartments Investors LLC
Grantee	—	St Petersburg Multifamily Partners LLC	DT Sienna Bay, LLC	J Milton Dadeland LLC
Sales Price	—	$13,100,000	$16,850,000	$24,200,000
Sale Date	—	3/22/2011	3/5/2010	1/22/2010
Year Built	1980	1986	1986	1984
No. of Units	200	208	276	631
Net Rentable Area (SF)	145,272	158,028	260,988	485,440
Avg. Unit Size (SF)	726	760	946	769
Occuapncy	92.5%	97.0%	96.0%	95.0%
Price/SF	—	$82.90	$64.56	$49.85
Price/Unit	—	$62,981	$61,051	$38,352
Net Income	$668,600	$940,580	$1,260,380	N/A
NOI/SF	$4.60	$5.95	$4.83	N/A
NOI/Unit	$3,343	$4,522	$4,567	N/A
Cap Rate (OAR)	—	7.18%	7.48%	N/A
EGIM	—	6.93	6.02	N/A
Expense Ratio (OER)	62.6%	49.7%	55.0%	N/A
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 42
COMPARABLE SALES MAP
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 43

ANALYSIS OF SALES	The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100 percent transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately
After Sale	Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The comparable sales occurred between January 2010 and March 2011. Overall capitalization rates have decreased substantially since July 2009, however, at the same time, operating expenses and concession increased while rental rates have decreased resulting in lower net operating income. Overall, property values have appreciated between the sale dates and the effective date of value. Adjustments have been made on an individual basis.

Location	An adjustment for location is appropriate when the location characteristics of a comparable property are different from those of the subject. Adjustments have been made on an individual basis.

Physical Characteristics	Physical differences include differences in building size, quality of construction, building materials, age, condition, functional utility and appearance. Adjustments to the comparables have been applied on an individual basis.

Average Unit Size	The subject has an average unit size of 726 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 44

Amenities	The subject offers an amenity package that is typical in the market. Adjustments for amenities have been made on an individual basis to account for amenities offered.

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. The subject’s average market rent is $689 per unit per month. Adjustments to the comparables have been made on an individual basis.

The following is a brief description of the relevant building sales considered pertinent in the valuation of the subject property.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 45
Comparable Sale No. 1

Property Name:	Crosswinds
Location:	500 110th Avenue N
Neighborhood:	St. Petersburg, FL
Parcel ID:	30-17-18-87364-001-0010
Date of Sale:	March 22, 2011
Grantor:	ERP Operating LP (Equity Residential)
Grantee:	St. Petersburg Multifamily Partners LLC (Covenant Capital Group)
Consideration:	$13,100,000
Number of Units:	208
Size (Sq. Ft.):	158,028 square feet
Occupancy:	97.0%
Price per Unit:	$62,981 per unit
Price per Square Foot:	$82.90 per square foot
OAR:	7.2%

Analysis:	No adjustment for market conditions has been processed. The comparable is located in a similar location compared to the subject and therefore, no adjustment has been applied. Age, condition, quality and complex size are considered similar to the subject and as such, no adjustments have been applied. This comparable’s average unit size is 760 square feet which is considered slightly superior to the subject’s average unit size of 726 square feet and therefore, a slight downward adjustment has been applied for average unit size. The comparable’s occupancy at the time of sale was slightly higher compared to the subject’s; therefore, a slight downward adjustment has been applied. Amenities at the comparable are considered similar and no adjustment has been applied. The net operating income of this comparable is higher than the subject’s. Accordingly, a slight downward adjustment has been processed for economics. Overall, a moderate downward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 46
Comparable Sale No. 2

Property Name:	Sienna Bay
Location:	10501 3rd Street N
Neighborhood:	St. Petersburg, FL
Parcel ID:	30-17-18-11342-002-0010
Date of Sale:	March 5, 2010
Grantor:	Aimco Sandpiper, LLC
Grantee:	DT Sienna Bay, LLC
Consideration:	$16,850,000
Number of Units:	276
Size (Sq. Ft.):	260,988 square feet
Occupancy:	96.0%
Price per Unit:	$61,051 per unit
Price per Square Foot:	$64.56 per square foot
OAR:	7.48%

Analysis:	A slight upward adjustment for market conditions has been processed resulting in a time adjusted price of $64,103 per unit. The comparable is located in close proximity to the subject and therefore, no adjustment has been applied for location. Age, condition, quality and complex size are considered similar to the subject and as such, no adjustments have been applied. This comparable’s average unit size is 946 square feet which is considered superior to the subject’s average unit size of 726 square feet and therefore, a slight downward adjustment has been applied for average unit size. The comparable’s occupancy at the time of sale was similar to the subject’s; therefore, no adjustment has been applied. Amenities at the comparable are considered similar and no adjustment has been applied. The net operating income of this comparable is higher than the subject’s. Accordingly, a moderate downward adjustment has been processed for economics. Overall, a significant downward adjustment to the market adjusted unit price is warranted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 47

Comparable Sale No. 3

Property Name:	Lincoln Shores
Location:	11601 4th Street N
Neighborhood:	St. Petersburg, FL
Parcel ID:	18-30-17-05480-001-0010
Date of Sale:	January 22, 2010
Grantor:	Lincoln Shores Apartments Investors LLC
Grantee:	Lincoln Shores Associates, LLC
Consideration:	$24,200,000
Number of Units:	631
Size (Sq. Ft.):	485,440 square feet
Occupancy:	95.0%
Price per Unit:	$38,352 per unit
Price per Square Foot:	$49.85 per square foot
OAR:	N/A

Analysis:	A slight upward adjustment for market conditions has been processed resulting in a time adjusted price of $40,269 per unit. The comparable is located in close proximity to the subject and therefore, no adjustment has been applied for location. Age, condition, quality and complex size are considered similar to the subject and as such, no adjustments have been applied. Although this comparable’s average unit size is consistent with the subject’s, it contains a much higher percentage of one-bedroom units compared to the subject. As such, a moderate upward adjustment has been applied for average unit size. The comparable’s occupancy at the time of sale was similar to the subject’s; therefore, no adjustment has been applied. Amenities at the comparable are considered similar and no adjustment has been applied. The average market rent of this comparable is similar compared to the subject, therefore, no adjustment has been applied for economics. Overall, a significant upward adjustment to the market adjusted unit price is warranted.
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Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 48
COMPARABLE SALES ADJUSTMENT GRID

Sale No.	Subject	1	2	3
Name	Tamarand Bay	Crosswinds	Sienna Bay	Lincoln Shores
Address	11400 4th Street N	500 110th Avenue N	10501 3rd Street N	11601 4th Street N
	St. Petersburg, FL	St. Petersburg, FL	St. Petersburg, FL	St. Petersburg, FL
Sale Date		3/22/2011	3/5/2010	1/22/2010
Price per Unit		$62,981	$61,051	$38,352

ADJUSTMENTS
Financing Adjustment		$0	$0	$0
Adjusted for Financing per Unit		$62,981	$61,051	$38,352
Conditions of Sale Adjustment		$0	$0	$0
Adjusted for Special Conditions		$62,981	$61,051	$38,352
Time		0.0%	5.0%	5.0%
Time Adjusted Price per Unit		$62,981	$64,103	$40,269

Location		0%	0%	0%
Age/Condition/Quality		0%	0%	0%
Complex Size		0%	0%	15%
Average Unit Size		-5%	-10%	10%
Occupancy		-5%	0%	0%
Amenities		0%	0%	0%
Economics		-10%	-10%	0%
Total Adjustments (%)		-20%	-20%	25%

Adjusted Price per Unit		$50,385	$51,283	$50,337

VALUE CONCLUSION	After analysis and adjustments, a value range of $50,337 to $51,283 per unit is indicated. Greatest reliance is given to Sale No. 1 as it represents the most recent and proximate sale to the subject. This sale indicates a sale price of $50,385 per unit. Consideration has also been given to Sales No 2 and 3 which illustrate an adjusted range of between $50,337 to $51,283 per unit. Accordingly, a unit value of $50,000 per unit is concluded for the subject property.

200 units x $50,000 = $10,000,000

Accordingly, the Market Value of the Leased Fee interest in the subject property as of June 1, 2011, free and clear of financing, via the Sales Comparison Approach, is rounded to:

TEN MILLION DOLLARS ($10,000,000)
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 49

RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the Market Values of the Leased Fee Interest in the subject property. The estimates of Market Value are free and clear of financing and based on market conditions prevailing as of June 1, 2011. In the analysis, the Income Capitalization Approach was utilized with support via the Sales Comparison Approach. The following summarizes the Market Value conclusions indicated by each of these approaches to value:

MARKET VALUE CONCLUSIONS
The Income Capitalization Approach:	$9,600,000
The Sales Comparison Approach:	$10,000,000
The Cost Approach:	Inapplicable

The Income Capitalization Approach
The theory of the Income Capitalization Approach is based on the premise that a value indication for a property is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of the first year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period. The Income Capitalization Approach, by considering these factors provides a good measure of value for this type of property.

The Sales Comparison Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. It is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. The Sales Comparison Approach is directly supportive of the value indication via the Income Capitalization Approach.

The Cost Approach	The Cost Approach estimate relies on the cost to produce a like structure. Due to the age of the subject property and the fact that the Cost Approach is only relevant in the determination of a property’s Fee Simple Interest, buyers in the market would not consider this approach relevant in their decision making process. As such, a Cost Approach has not been included.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Page 50

Conclusions	Based on the preceding analysis and evaluation, the Market Value of the Leased Fee Interest in the subject property, as of June 1, 2011, is:
NINE MILLION SIX HUNDRED THOUSAND DOLLARS
($9,600,000)

The value estimates rendered reflects an exposure period of approximately 12 months.
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property on March 3, 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda

ADDENDA
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
PHOTOGRAPHS OF THE SUBJECT PROPERTY
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
SUBMITTED INFORMATION
KTR Real Estate Advisors LLC

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

INCOME
p500000 - Market Rent	134,240	137,537	(3,297)	135,460	(1,220)	537,937	549,274	(11,336)	559,260	(21,323)
p500001 - Leases Under/Over Schedule	(36)	0	(36)	4,509	(4,545)	(2,031)	0	(2,031)	1,850	(3,881)

Non-Subsidized Rental Income	134,204	137,537	(3,333)	139,969	(5,765)	535,906	549,274	(13,367)	561,110	(25,204)

Gross Potential Rent	134,204	137,537	(3,333)	139,969	(5,765)	535,906	549,274	(13,367)	561,110	(25,204)

p522000 - Vacancy Loss	(8,677)	(5,501)	(3,175)	(11,407)	2,730	(17,795)	(21,971)	4,176	(28,078)	10,283

Vacancy Loss	(8,677)	(5,501)	(3,175)	(11,407)	2,730	(17,795)	(21,971)	4,176	(28,078)	10,283
p625002 - Concessions/Special Promotions	(1,219)	0	(1,219)	(5,125)	3,906	(6,527)	0	(6,527)	(15,507)	8,979
p625005 - Renewal Concession	0	0	0	(526)	526	(1,592)	0	(1,592)	(1,435)	(157)
p625006 - Discounts-Residents Monthly	(192)	0	(192)	(158)	(34)	(789)	0	(789)	(689)	(99)
p625009 - Concession Amortization	(1,143)	0	(1,143)	877	(2,019)	(4,251)	0	(4,251)	(3,031)	(1,220)

Concessions	(2,554)	0	(2,554)	(4,932)	2,378	(13,159)	0	(13,159)	(20,661)	7,502
p631200 - Administrative Units	(639)	0	(639)	(579)	(60)	(2,516)	0	(2,516)	(2,456)	(60)

Other Rental Losses	(639)	0	(639)	(579)	(60)	(2,516)	0	(2,516)	(2,456)	(60)

Rental Losses	(11,870)	(5,501)	(6,368)	(16,918)	5,048	(33,470)	(21,971)	(11,499)	(51,195)	17,725

Net Rental Income	122,334	132,035	(9,701)	123,051	(717)	502,436	527,303	(24,866)	509,915	(7,479)

p592001 - Late Charges	1,600	1,478	122	1,360	240	6,000	5,913	87	5,360	640

Late Charges	1,600	1,478	122	1,360	240	6,000	5,913	87	5,360	640
p599004 - Lease Cancellation Fees	4,618	3,000	1,618	3,734	884	9,372	12,000	(2,628)	9,746	(374)
p599014 - Contra Lease Cancellation Fees	(1,475)	(1,678)	203	(3,858)	2,383	(4,270)	(6,713)	2,443	(7,004)	2,734

Lease Cancellation Fees	3,143	1,322	1,821	(124)	3,267	5,102	5,287	(185)	2,742	2,360
p500005 - Month to Month Fee	430	441	(11)	190	240	2,030	1,764	266	1,040	990
p517000 - Parking Income	2,541	2,213	328	2,103	438	8,775	8,849	(74)	9,317	(541)
p592002 - Nsf Charges	0	80	(80)	80	(80)	240	320	(80)	320	(80)
p592006 - Keys, Locks, Lock Changes	0	25	(25)	0	0	0	100	(100)	50	(50)
p592007 - Transfer Fee	1,000	551	449	0	1,000	2,000	2,205	(205)	500	1,500
p592009 - Miscellaneous Resident Charges	0	0	0	0	0	0	0	0	42	(42)
p592010 - Non Refundable Admin Fees	0	1,500	(1,500)	2,100	(2,100)	1,950	6,000	(4,050)	4,500	(2,550)
p592011 - Storage Space	0	35	(35)	0	0	375	140	235	0	375
p593000 - Cleaning & Damage Fees	744	1,487	(743)	850	(106)	2,618	5,949	(3,331)	4,658	(2,040)
p593002 - Pet Damage Charges	594	150	444	60	534	594	600	(6)	804	(210)
p593003 - Contra Cleaning and Damage	(260)	(731)	471	(506)	247	(967)	(2,132)	1,165	(3,173)	2,207
p599002 - Legal Fees	0	125	(125)	0	0	1,130	500	630	860	270
p599003 - Non-refundable Pet Fees	0	625	(625)	600	(600)	900	2,500	(1,600)	2,700	(1,800)
p599005 - Application Fees	200	1,476	(1,276)	2,200	(2,000)	1,450	5,904	(4,454)	4,162	(2,712)
p599013 - Monthly Pet Rent	380	333	47	290	90	1,828	1,333	495	1,215	614
p599026 - Renters Insurance Service Fee	0	80	(80)	0	0	208	215	(7)	0	208
p625007 - Resident Relations Concessions	0	(150)	150	(100)	100	(460)	(600)	140	(200)	(260)

Other Misc Income	5,629	8,241	(2,611)	7,867	(2,238)	22,672	33,647	(10,976)	26,794	(4,123)

Miscellaneous Income	10,372	11,041	(669)	9,103	1,269	33,774	44,847	(11,073)	34,896	(1,122)
p590508 - Resident Util Pymnts: Electric	0	0	0	177	(177)	0	0	0	325	(325)
p590509 - Resident Util Pymts: Water/Swr	5,160	6,807	(1,646)	5,378	(218)	20,681	26,804	(6,123)	21,180	(500)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p590513 - Resident Util Pymts: Trash	2,057	1,999	58	2,057	0	8,848	7,995	853	7,319	1,529
p590514 - Resident Util Pymnts: Misc	1,343	400	943	375	968	2,747	1,600	1,147	1,461	1,286
p590515 - Resid Util Pymts-Trash Valet	3,620	3,850	(230)	3,660	(40)	16,348	15,400	948	15,448	900
p590530 - Resid Util Pymts: Accr Adjs	0	0	0	0	0	3,738	(1,171)	4,908	(1,257)	4,995

Utility Reimbursement	12,180	13,055	(875)	11,648	532	52,361	50,628	1,733	44,476	7,886
p591000 - Laundry Income	2,278	2,132	145	1,836	442	12,204	8,529	3,674	7,918	4,285
p591002 - Vending Income	5	0	5	0	5	5	0	5	0	5
p591007 - AS-Cable TV	0	1,123	(1,123)	3,292	(3,292)	1,053	4,490	(3,437)	6,261	(5,209)
p591008 - AS-Local Telephone	600	125	475	0	600	2,900	500	2,400	500	2,400
p591011 - Soft Drink Vending	14	0	14	27	(13)	38	0	38	58	(20)
p591015 - Other Ancillary Programs	169	12	157	0	169	678	49	629	0	678
p591030 - AS - Accrual Adjustments	0	0	0	0	0	0	0	0	(92)	92

Ancillary Services Income	3,066	3,392	(327)	5,154	(2,089)	16,878	13,569	3,309	14,647	2,231

Other Rental Income	25,618	27,488	(1,870)	25,905	(287)	103,013	109,044	(6,031)	94,019	8,995

p637000 - Bad Debt Expense	(2,210)	(1,436)	(774)	32	(2,242)	(8,158)	(5,691)	(2,468)	(7,490)	(668)
p637001 - Bad Debt Collection	0	0	0	0	0	226	0	226	1,261	(1,034)
p637003 - Bad Debt Coll: Professional	0	0	0	513	(513)	1,175	0	1,175	554	621
p637005 - Bank Reconcilciation Adjust	0	0	0	0	0	0	0	0	0	0

Bad Debt Expense	(2,210)	(1,436)	(774)	545	(2,755)	(6,757)	(5,691)	(1,067)	(5,676)	(1,081)

Effective Gross Income	145,742	158,088	(12,346)	149,501	(3,759)	598,692	630,656	(31,964)	598,258	434

OPERATING EXPENSES
p633000 - Salaries - Manager	3,544	3,786	243	3,457	(86)	14,175	15,145	971	13,829	(346)
p659812 - Mgm’t Salary Expense Adj	290	0	(290)	275	(15)	1,121	0	(1,121)	915	(206)

Salaries - Managers	3,833	3,786	(47)	3,732	(101)	15,296	15,145	(151)	14,744	(552)
p621000 - Leasing Payroll	3,184	4,568	1,384	3,936	752	13,226	18,271	5,045	16,115	2,889

Salaries - Leasing	3,184	4,568	1,384	3,936	752	13,226	18,271	5,045	16,115	2,889
p654000 - Salaries - Maintenance	4,618	5,581	963	5,017	399	16,214	22,325	6,111	19,972	3,757
p659500 - Outsourced Services	279	291	12	255	(24)	1,170	1,214	44	1,172	2
p659800 - Payroll Adjustment	0	(911)	(911)	0	0	0	(3,643)	(3,643)	0	0
p659811 - Admin Salary Expense Adj	286	0	(286)	271	(15)	707	0	(707)	993	287
p659813 - Maint Salary Expense Adj	272	0	(272)	411	139	1,744	0	(1,744)	1,320	(425)

Salaries - Other	5,454	4,961	(493)	5,953	499	19,835	19,896	61	23,457	3,622

Salaries	12,472	13,315	843	13,622	1,150	48,357	53,312	4,955	54,315	5,958
p612501 - Employee Benefits	0	0	0	0	0	255	255	0	0	(255)
p659814 - Payroll Tax Expense Adj	(33)	(95)	(62)	(674)	(641)	445	(379)	(824)	188	(257)
p659815 - Workers Comp Expense Adj	(40)	0	40	(126)	(85)	102	0	(102)	100	(2)
p671100 - Payroll Taxes	1,035	1,118	83	874	(161)	5,880	6,539	659	7,776	1,896
p671101 - Office Payroll Tax	0	691	691	0	0	0	1,381	1,381	0	0
p672200 - Workers Compensation	316	377	61	380	63	1,557	1,509	(48)	1,966	408
p672300 - Health Ins. & Oth Benefits	1,353	2,280	927	1,671	317	5,450	9,121	3,671	6,778	1,328
p672301 - Benefits Expense Adjustment	0	(123)	(123)	0	0	0	(492)	(492)	0	0

Payroll Taxes & Benefits - Property	2,632	4,249	1,617	2,125	(507)	13,689	17,935	4,246	16,808	3,118
p627700 - Leasing Comm - Amortizable	0	710	710	896	896	3,000	2,834	(166)	4,624	1,624

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p627701 - Amortization on Leasing Comm	605	0	(605)	197	(409)	(81)	0	81	657	738
p627800 - Renewal Incent - Amortizable	0	220	220	0	0	0	879	879	0	0

Leasing Commissions Comp	605	929	324	1,093	488	2,919	3,713	794	5,281	2,362
p831001 - Ranking Bonus	0	3,158	3,158	788	788	6,192	12,631	6,439	14,142	7,949
p831002 - Ranking Bonus - Adjust.	0	(1,337)	(1,337)	0	0	0	(5,347)	(5,347)	0	0

Bonus - Property	0	1,821	1,821	788	788	6,192	7,284	1,092	14,142	7,949
P659900 - Repairs Payroll Capitalized	(785)	(1,602)	(817)	(1,657)	(872)	(4,682)	(6,488)	(1,806)	(10,251)	(5,569)

Capitalized Payroll - Property	(785)	(1,602)	(817)	(1,657)	(872)	(4,682)	(6,488)	(1,806)	(10,251)	(5,569)
p627600 - Quarterly Special Incentive	118	131	13	164	46	552	582	30	624	73
p633100 - Employee Apartments	919	919	0	915	(4)	3,676	3,676	0	3,977	301

Other Personnel Costs - Property	1,037	1,050	13	1,079	42	4,228	4,258	30	4,602	374

Payroll Expense	15,961	19,762	3,801	17,049	1,089	70,703	80,014	9,311	84,896	14,193

Personnel Exp - Property	15,961	19,762	3,801	17,049	1,089	70,703	80,014	9,311	84,896	14,193

p645203 - Gas - List Bills	1,164	0	(1,164)	0	(1,164)	9,003	0	(9,003)	0	(9,003)
p645204 - Gas - Laundry	0	2,750	2,750	2,710	2,710	0	11,000	11,000	10,223	10,223

Utilities - Gas	1,164	2,750	1,586	2,710	1,546	9,003	11,000	1,997	10,223	1,220
p645001 - Electricity - Vacant	196	800	604	594	398	2,411	3,200	789	2,281	(130)
p645003 - Electricity - List Bills	1,420	2,635	1,215	2,213	793	7,968	10,540	2,572	9,929	1,961

Utilities - Elec	1,616	3,435	1,819	2,807	1,191	10,379	13,740	3,361	12,210	1,831
p645100 - Water	1,396	2,510	1,114	1,634	237	7,048	10,039	2,991	8,321	1,272
p645300 - Sewer	996	3,218	2,222	2,190	1,194	8,244	12,872	4,628	10,792	2,548

Utilities - Water/Sewer	2,392	5,728	3,336	3,824	1,432	15,292	22,911	7,619	19,113	3,820
p647001 - Utility Processing Fees	887	368	(519)	683	(204)	2,648	1,472	(1,176)	2,709	61
p649000 - Misc Utility Charges	0	189	189	305	305	0	756	756	738	738

Utilities - Other	887	557	(330)	988	101	2,648	2,228	(420)	3,447	799

Utilities Expenses	6,059	12,470	6,410	10,329	4,269	37,323	49,879	12,556	44,993	7,670

p626003 - Appliance Rental Expense	0	(162)	(162)	0	0	0	(162)	(162)	0	0
p631701 - Contract Common Area Cleaning	360	420	60	450	90	1,395	1,680	285	1,440	45
p651900 - Contract Exterminating	214	327	112	240	26	488	1,306	818	1,940	1,452
p652500 - Contract Trash Removal	2,220	2,450	230	2,596	376	8,322	9,800	1,479	10,801	2,480
p652502 - Trash Valet	2,390	2,390	0	2,390	0	9,560	9,560	0	9,560	0
p653700 - Contract Yards And Grounds	2,510	2,505	(5)	3,017	508	10,025	10,020	(5)	12,068	2,044
p654402 - Plumbing Contract	95	0	(95)	160	65	415	0	(415)	160	(255)
p654702 - Pool Contract	784	296	(487)	480	(304)	1,744	1,186	(558)	1,920	176

Contract Services	8,572	8,226	(346)	9,333	761	31,948	33,390	1,442	37,889	5,941

p651700 - Contract Cleaning	655	900	245	870	215	1,932	2,625	694	2,495	564
p656002 - Contract Carpet Cleaning & Dye	361	600	239	320	(41)	839	1,750	911	810	(29)
p656003 - Contract Painting-Interior	1,840	1,800	(40)	1,995	155	5,205	5,250	45	6,410	1,205
p656099 - Decorating - Contract Other	0	55	55	0	0	0	215	215	0	0
p656101 - Drapery/Miniblinds Repairs	0	0	0	6	6	0	0	0	29	29
p656102 - Painting Supplies	165	600	435	266	102	823	1,750	927	1,088	265
p656104 - Wallpaper	0	0	0	0	0	5	0	(5)	0	(5)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p656107 - Resurface Kitchen & Bath	0	50	50	0	0	180	200	20	0	(180)

Turnover Expense	3,021	4,005	985	3,458	437	8,984	11,790	2,806	10,833	1,849

p651500 - Cleaning Supplies	36	35	(1)	0	(36)	185	140	(45)	62	(123)
p652000 - Exterminating Suppl	0	10	10	0	0	0	40	40	7	7
p653600 - Landscaping Supplies	0	1	1	0	0	0	29	29	0	0
p654101 - Electrical Supplies	0	127	127	200	200	134	508	374	696	562
p654102 - Plumbing Supplies	31	250	219	239	208	758	1,000	242	1,101	342
p654103 - Appliance Parts	98	150	52	362	264	97	600	503	628	531

Repairs & Maint - Supplies	165	573	408	801	636	1,174	2,317	1,144	2,493	1,320
p654601 - Hvac Parts & Supplies	10	350	340	182	171	637	1,400	763	249	(388)
p657000 - Equipment/Vehicle Expense	0	0	0	(43)	(43)	181	0	(181)	11	(170)
p659001 - Fire Protection Equip Maint	0	93	93	0	0	0	370	370	480	480

Repairs & Maint - Equipment	10	443	432	138	128	817	1,770	953	740	(78)
p654100 - Repairs/Maint. Materials	0	0	0	(2)	(2)	(5)	0	5	(2)	3
p654199 - Other Maintenance Materials	0	50	50	14	14	86	200	114	413	327

Repairs & Maint - Materials	0	50	50	12	12	81	200	119	411	330
p654205 - Interior Building Improvements	0	0	0	0	0	167	0	(167)	0	(167)
p656000 - Parking Lot Cleaning & Maint	0	0	0	0	0	0	0	0	43	43

Repairs & Maint - Building	0	0	0	0	0	167	0	(167)	43	(124)
p617600 - Window & Glass Repair	0	60	60	109	109	109	240	131	218	109
p652300 - Gas/Oil/Mileage	0	2	2	0	0	0	8	8	0	0
p654105 - Plumbing Fixtures/Repairs	0	100	100	90	90	(9)	400	409	314	323
p654120 - Keys and Locks	0	100	100	82	82	57	400	343	327	270
p654201 - Roof Repairs	1,050	0	(1,050)	0	(1,050)	1,050	0	(1,050)	0	(1,050)
p655200 - R&M Rebate - MRO	(21)	(20)	1	(8)	13	(54)	(80)	(26)	(118)	(64)
p656005 - Light Bulbs	33	75	42	0	(33)	95	300	205	98	3

Repairs & Maint - Other	1,063	317	(746)	273	(790)	1,248	1,268	20	839	(409)

Repairs & Maintenance	1,238	1,383	145	1,224	(14)	3,486	5,556	2,069	4,525	1,039

p615600 - Fire Protection	0	0	0	0	0	958	0	(958)	175	(783)
p619300 - Lease - Equipment	96	158	62	107	11	285	632	347	339	54

Common Area Expense	96	158	62	107	11	1,243	632	(611)	514	(729)

p621020 - National Web Advertising	2,453	2,517	65	2,673	220	10,176	10,069	(107)	10,532	356
p621021 - AIMCO Web Site	335	377	42	274	(61)	1,199	1,725	526	1,088	(110)
p621025 - Contact Center Web Sales	332	268	(65)	273	(59)	1,045	1,071	26	1,172	127
p621030 - National Print/Periodical Ad	749	1,182	433	781	32	4,030	4,729	699	1,844	(2,186)

Mktg - Advertising	3,869	4,344	476	4,001	132	16,450	17,594	1,144	14,636	(1,814)
p625001 - Referral Fees	0	50	50	0	0	0	200	200	0	0
p625008 - Resident Referral Concessions	50	0	(50)	0	(50)	50	0	(50)	50	0
p625010 - Resident Referral Amortization	(40)	0	40	5	45	(25)	0	25	(15)	10
p625012 - Referral Fee Amortization	0	0	0	0	0	0	0	0	0	0
p625025 - Local Locator Fees	325	200	(125)	600	275	325	800	475	1,200	875

Mktg - Apart Brokers	335	250	(85)	605	270	350	1,000	650	1,235	885
p611100 - Marketing Phone Services	0	0	0	49	49	0	0	0	219	219

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p621007 - Brochures - New Leases	0	0	0	0	0	1,509	1,402	(106)	0	(1,509)
p621013 - Leasing Promotions	0	0	0	0	0	10	0	(10)	87	77

Mktg - Point of Sale	0	0	0	49	49	1,519	1,402	(116)	306	(1,213)
p625101 - Resident Functions	0	100	100	0	0	0	400	400	0	0

Mktg - Retention	0	100	100	0	0	0	400	400	0	0

Marketing Expenses	4,204	4,694	491	4,655	451	18,318	20,396	2,078	16,177	(2,141)

p629002 - Phone Sales	1,408	1,594	186	1,594	186	5,215	6,577	1,362	5,713	498
p636000 - Wired Telco Services	462	670	208	557	95	1,904	2,580	676	2,092	189
p636100 - Wireless Telco Services	153	0	(153)	0	(153)	423	0	(423)	0	(423)

Telephone Expense	2,022	2,264	242	2,150	128	7,542	9,157	1,615	7,805	263
p631100 - Office Supplies	153	250	97	506	353	831	1,000	169	1,106	275
p631101 - Office Equipment	64	0	(64)	0	(64)	154	0	(154)	0	(154)

Office Exp - Property	217	250	33	506	289	985	1,000	15	1,106	121
p631104 - Applicant Screening	39	500	461	115	76	601	2,000	1,399	935	334
p631108 - Credit Card Service Fees	154	152	(2)	181	27	694	608	(86)	548	(146)

Credit Expense	193	652	459	296	103	1,295	2,608	1,313	1,483	189
p632500 - Professional Fees	0	10	10	0	0	0	50	50	0	0
p632800 - Administrative Support - Fees	37	46	8	44	7	174	202	28	160	(14)
p634000 - Legal Fees	30	87	57	204	174	79	349	270	408	329

Professional Fees	67	143	76	248	181	253	601	348	568	315
p639004 - Computer Maint & Supplies	845	447	(398)	266	(579)	2,077	1,286	(791)	664	(1,413)
p656007 - Compliance Fees	36	32	(4)	65	29	127	127	0	130	3

Computer Expense	881	478	(403)	331	(550)	2,204	1,413	(791)	794	(1,410)
p639011 - Training Materials	30	0	(30)	17	(13)	52	0	(52)	17	(35)
p639015 - Corporate L & OD Charges	92	135	44	133	42	367	542	175	533	167
p639020 - Meeting Costs	0	0	0	95	95	205	0	(205)	164	(41)
p639025 - Third Party Training Costs	94	0	(94)	0	(94)	94	0	(94)	0	(94)
p639030 - Travel Costs - Training	38	211	173	0	(38)	38	422	384	0	(38)
p639031 - Travel Costs - Other	352	286	(67)	197	(155)	821	1,143	322	283	(538)

Training and Travel	606	632	26	442	(164)	1,577	2,107	529	997	(580)
p617104 - Radios/Pagers	0	50	50	0	0	0	200	200	0	0
p629001 - Dues And Subscriptions	0	45	45	0	0	0	180	180	460	460
p629101 - IT Help Desk	64	0	(64)	0	(64)	175	0	(175)	0	(175)
p631102 - Bank Charges	112	67	(45)	115	4	390	266	(123)	278	(112)
p631105 - Uniforms	77	75	(2)	81	4	342	300	(42)	299	(43)
p631106 - Express Mail, Stamps	25	122	97	26	1	342	488	146	420	77
p631111 - Resident Eviction/Separation	0	211	211	90	90	1,490	843	(647)	1,080	(410)
p632525 - H/R-Personnel Costs	0	166	166	0	0	995	664	(331)	0	(995)
p632918 - Answering Service	69	69	0	69	0	276	276	0	276	0
p639099 - Miscellaneous Administrative	57	45	(12)	64	7	690	180	(510)	161	(529)
p655100 - Residnt Pmt Platform	0	91	91	(85)	(85)	261	364	103	174	(87)
p656006 - Clbhse Equip/Suppl	0	0	0	0	0	0	0	0	72	72

Admin Exp - Other	404	940	536	360	(44)	4,961	3,761	(1,200)	3,219	(1,742)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

Admin Expenses	4,391	5,360	969	4,333	(57)	18,817	20,646	1,829	15,973	(2,844)

Controllable Operating Expenses	43,541	56,058	12,516	50,488	6,947	190,823	222,302	31,479	215,801	24,978

Controllable Net Op Inc	102,201	102,030	171	99,013	3,188	407,869	408,354	(485)	382,457	25,412

PROP OPS EXP - TAXES & INSURANCE
p671001 - Real Estate Taxes	12,957	12,957	0	14,167	1,211	51,828	51,828	0	56,670	4,842
p671002 - Personal Property Tax	0	0	0	0	0	0	164	164	164	164

Real Estate & Pers Prop Tax	12,957	12,957	0	14,167	1,211	51,828	51,991	164	56,833	5,006
p671900 - Business Licenses & Permits	0	0	0	0	0	280	284	4	280	0
p671902 - Sales And Use Tax	21	0	(21)	0	(21)	78	1	(77)	1	(77)

Other Taxes & Fees - Prop	21	0	(21)	0	(21)	358	285	(73)	281	(77)
p672000 - Hazard Insurance	9,450	10,189	739	10,450	1,000	39,800	41,278	1,478	39,233	(567)
p672500 - General Liability Insurance	891	771	(121)	1,875	984	3,565	3,083	(482)	7,501	3,935

Net Hazard & GL Ins Premium	10,341	10,960	618	12,325	1,984	43,365	44,361	996	46,734	3,369
p672100 - Crime/Fidelity Insurance	64	64	0	61	(3)	257	257	0	243	(13)
p672900 - Umbrella Auto Flood & Other	1,826	1,525	(301)	1,627	(199)	7,852	6,099	(1,753)	6,507	(1,345)

Insurance - Prop	1,890	1,589	(301)	1,688	(203)	8,109	6,356	(1,753)	6,751	(1,358)

Taxes & Insurance	25,210	25,505	295	28,180	2,970	103,660	102,993	(667)	110,599	6,939

OTH NON-CONTROLLABLE OPERATING EXP
p632000 - Management Fees	7,080	7,904	825	6,549	(531)	29,914	31,533	1,619	29,916	2

420 - Prop Mgmt Exp - Consol	7,080	7,904	825	6,549	(531)	29,914	31,533	1,619	29,916	2
p615700 - Environmental Expenses	0	30	30	0	0	0	120	120	360	360

Noncontrollable - Property Upgrades	0	30	30	0	0	0	120	120	360	360

Management, Acctg & Oth Fees	7,080	7,934	855	6,549	(531)	29,914	31,653	1,739	30,276	362

Property Net Operating Income	69,911	68,590	1,321	64,284	5,627	274,295	273,708	587	241,582	32,713

p915600 - Casualty Loss 3rd Party Proc	(3,790)	0	3,790	0	3,790	(3,790)	0	3,790	0	3,790

Insurance Proceeds	(3,790)	0	3,790	0	3,790	(3,790)	0	3,790	0	3,790
p654213 - Ins Damage Exp - Above Ded	0	0	0	0	0	0	0	0	10,870	10,870

Damage Expense	0	0	0	0	0	0	0	0	10,870	10,870

430 - Casualty (Gain) Loss	(3,790)	0	3,790	0	3,790	(3,790)	0	3,790	10,870	14,660

p834000 - Legal	0	0	0	0	0	1	0	(1)	0	(1)

480 - Pship Legal & Prof	0	0	0	0	0	1	0	(1)	0	(1)

Specific Pship Expenses	0	0	0	0	0	1	0	(1)	0	(1)

p662000 - Deprec. - Buildings	33,227	33,208	(20)	32,836	(392)	133,036	132,956	(80)	130,738	(2,298)
p666000 - Deprec. - Furnishings	28,654	31,520	2,865	29,368	714	114,976	126,334	11,358	117,186	2,210

Property Depr & Amortization	61,882	64,728	2,846	62,204	322	248,012	259,290	11,278	247,924	(88)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p669510 - Deprec. - Non RE Assets	300	297	(4)	190	(111)	1,127	962	(164)	739	(387)

Prop Depr Exp-Non RE Assets	300	297	(4)	190	(111)	1,127	962	(164)	739	(387)

Noncontrollable Operating Exp	90,682	98,464	7,782	97,122	6,441	378,923	394,898	15,975	400,408	21,485

Total Operating Expenses	134,223	154,521	20,299	147,610	13,387	569,746	617,200	47,454	616,209	46,463

Operating Income	11,519	3,566	7,953	1,891	9,628	28,946	13,456	15,490	(17,951)	46,897

NON-OPERATING INCOME (EXPENSES)
p546000 - GR Conc Interest Income	0	8	(8)	(13)	13	2	32	(30)	(54)	56

720 - Prop Interest Inc	0	8	(8)	(13)	13	2	32	(30)	(54)	56

p682001 - Int Exp. Secured Fixed 1st	(22,583)	(22,665)	81	(22,898)	314	(90,655)	(90,817)	162	(91,948)	1,294
p682002 - Int. Exp. Secured Fixed 2nd	(15,671)	(15,722)	51	(15,868)	197	(62,886)	(62,987)	101	(63,631)	745

800 - Prop Interest Exp - Mortgages	(38,255)	(38,387)	132	(38,766)	511	(153,541)	(153,804)	263	(155,579)	2,039
p839017 - Interest Expense - OTEF Loan	0	44	(44)	0	0	0	176	(176)	0	0
p916003 - Amort DLC 1st	(779)	(779)	0	(779)	0	(3,117)	(3,117)	0	(3,117)	0
p916023 - Amort DLC - Other	(556)	(556)	0	(556)	0	(2,223)	(2,223)	0	(2,223)	0

805 - Prop Interest Exp - Amort of Def Loan Costs	(1,335)	(1,291)	(44)	(1,335)	0	(5,339)	(5,163)	(176)	(5,339)	0
p682099 - Misc Fin Exp	(46)	0	(46)	0	(46)	(65)	0	(65)	0	(65)

Prop Interest Exp - Financial Exp	(46)	0	(46)	0	(46)	(65)	0	(65)	0	(65)

Prop Int Exp, Net of Cap Int	(39,635)	(39,678)	42	(40,100)	465	(158,945)	(158,967)	22	(160,918)	1,974

Total Non-Operating Inc(Exp)	(39,635)	(39,670)	34	(40,114)	478	(158,943)	(158,935)	(8)	(160,973)	2,030

Property Net Income (Loss)	(28,116)	(36,103)	7,987	(38,223)	10,107	(129,997)	(145,479)	15,482	(178,924)	48,927

CHANGE IN ASSETS

p179999 - Capital Improvement Allocation	(491)	(336)	(155)	(417)	(74)	(696)	(1,663)	967	(858)	162

Allocations CI	(491)	(336)	(155)	(417)	(74)	(696)	(1,663)	967	(858)	162

Capital Improv Alloc	(491)	(336)	(155)	(417)	(74)	(696)	(1,663)	967	(858)	162
p142409 - Lighting - Interior	0	0	0	0	0	0	0	0	(27)	27
p143005 - Plumbing Fixtures	0	0	0	820	(820)	0	0	0	0	0
p146001 - Drapes/Miniblinds	0	0	0	0	0	(145)	0	(145)	(381)	236
p146200 - Resurface Kitchen & Bath	0	0	0	(1,070)	1,070	(645)	0	(645)	(1,320)	675
p146501 - Dishwasher	0	0	0	0	0	(418)	0	(418)	(485)	66
p146502 - Stoves	0	0	0	0	0	(254)	0	(254)	(608)	354
p146601 - Carpet - Unit	(1,267)	(6,429)	5,162	(1,467)	200	(4,334)	(18,776)	14,442	(7,521)	3,187
p146602 - Tile	(600)	0	(600)	(900)	300	(600)	0	(600)	(900)	300
p146603 - Vinyl	0	0	0	(911)	911	(125)	0	(125)	(1,534)	1,409
p146999 - Garbage Disposals	0	0	0	0	0	(90)	0	(90)	0	(90)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p147510 - Doors - Exterior	(123)	0	(123)	(123)	0	(246)	0	(246)	(123)	(123)
p147620 - Interior/Bath Accesory	(40)	0	(40)	0	(40)	(119)	0	(119)	(55)	(65)

Turn Capital	(2,030)	(6,429)	4,399	(3,651)	1,622	(6,975)	(18,776)	11,800	(12,954)	5,978
p149998 - CI Allocation - Turns	409	0	409	432	(23)	603	0	603	893	(290)

Turn CI Alloc	409	0	409	432	(23)	603	0	603	893	(290)

Turn CR	(1,621)	(6,429)	4,808	(3,219)	1,599	(6,373)	(18,776)	12,403	(12,061)	5,688
p142419 - Stair Treads & Handrails - Oth	0	(731)	731	0	0	0	(3,306)	3,306	0	0
p142424 - Swimming Pools Pumps/Heaters	0	0	0	(1,000)	1,000	0	0	0	(1,000)	1,000
p142425 - Swimming Pool/Spa Resurface	0	0	0	0	0	0	0	0	(23,343)	23,343
p143004 - Water Heaters	0	0	0	0	0	(664)	0	(664)	0	(664)
p148630 - Fire Safety	0	0	0	(299)	299	0	0	0	(928)	928
p149700 - Cap X Rebate - MRO	3	0	3	1	2	9	0	9	19	(11)
p149701 - Cap X Rebate - Other	30	0	30	63	(34)	136	0	136	255	(119)

Project Capital	33	(731)	764	(1,234)	1,267	(519)	(3,306)	2,787	(24,996)	24,477
p149999 - Capital Rep-CI allocation acct	9	274	(265)	(15)	24	21	1,264	(1,244)	(35)	56

Project CI Alloc	9	274	(265)	(15)	24	21	1,264	(1,244)	(35)	56

Project CR	42	(457)	499	(1,249)	1,292	(499)	(2,042)	1,543	(25,031)	24,533
p149890 - Other Capitalizable Costs	0	0	0	0	0	(5)	0	(5)	0	(5)

Other Cap Costs	0	0	0	0	0	(5)	0	(5)	0	(5)
p149901 - CapX - Cap Payroll	(785)	(1,602)	817	(1,657)	872	(4,682)	(6,488)	1,806	(10,251)	5,569

Payroll Capital	(785)	(1,602)	817	(1,657)	872	(4,682)	(6,488)	1,806	(10,251)	5,569
p149997 - CI Allocation - Labor	72	61	11	0	72	72	399	(327)	0	72

Payroll CI Alloc	72	61	11	0	72	72	399	(327)	0	72

CR Cap Payroll	(713)	(1,541)	828	(1,657)	944	(4,609)	(6,089)	1,480	(10,251)	5,642

Total Turn and Project CR	(2,291)	(8,426)	6,136	(6,125)	3,834	(11,486)	(26,906)	15,421	(47,343)	35,857
p143010 - Casualty Capital Spend 5 yr	0	0	0	0	0	(3,790)	0	(3,790)	0	(3,790)

Casualty Capital	0	0	0	0	0	(3,790)	0	(3,790)	0	(3,790)
p144100 - Office Computers	(2,352)	0	(2,352)	0	(2,352)	(8,273)	(6,720)	(1,553)	0	(8,273)
p147001 - Maintenance Equipment	0	0	0	0	0	(266)	0	(266)	(750)	484
p147199 - Golf Carts	0	0	0	0	0	107	0	107	0	107

Non RE Depreciable Assets	(2,352)	0	(2,352)	0	(2,352)	(8,432)	(6,720)	(1,712)	(750)	(7,681)
p149803 - Acc. Depr - Bldg	33,227	33,208	20	32,836	392	133,036	132,956	80	130,738	2,298
p149809 - Acc. Depr. Furn. Fixtures	28,654	31,816	(3,162)	29,368	(714)	114,976	127,296	(12,320)	117,186	(2,210)
p149830 - Acc. Depr. Non RE Assets	300	0	300	190	111	1,127	0	1,127	739	387

110 - Accumulated Depreciation	62,182	65,024	(2,842)	62,393	(211)	249,138	260,252	(11,114)	248,663	475
p119100 - Cash - Tenant Security Deposit	1,393	0	1,393	1,009	384	3,418	0	3,418	5,160	(1,742)

Tenant Security Deposits	1,393	0	1,393	1,009	384	3,418	0	3,418	5,160	(1,742)
p113000 - Tenant/Member Accts. Rec.	1,098	0	1,098	1,816	(718)	1,487	0	1,487	375	1,112
p113600 - Credit Card Receivable	(1,115)	0	(1,115)	(1,971)	856	(140)	0	(140)	0	(140)
p114089 - Allowance For Bad Debt	6	0	6	(2,042)	2,048	6	0	6	17	(11)

Tenant Receivables	(10)	0	(10)	(2,197)	2,187	1,353	0	1,353	392	961
p114000 - Accounts Receivable (Other)	0	0	0	0	0	492	0	492	0	492
p114011 - AR - Rebates	(54)	0	(54)	73	(126)	(137)	0	(137)	28	(165)
p114201 - Util Reimb A/R - Water/Sewer	0	0	0	0	0	(2,112)	0	(2,112)	1,899	(4,011)
p114203 - Util Reimb A/R - Trash	0	0	0	0	0	(66)	0	(66)	(765)	698
p114204 - Util Reimb A/R - Fees	0	0	0	0	0	(1,560)	0	(1,560)	123	(1,683)

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

p114205 - Ancillary Inc A/R - Laundry	0	0	0	0	0	0	0	0	52	(52)
p114206 - Ancillary Inc A/R - Cable TV	0	0	0	0	0	0	0	0	40	(40)

Other Property Receivables	(54)	0	(54)	73	(126)	(3,383)	0	(3,383)	1,377	(4,759)
p192102 - Amortization	779	0	779	779	0	3,117	0	3,117	3,117	0
p192113 - Accum Amort 2nd Mort Loan Cost	556	0	556	556	0	2,223	0	2,223	2,223	0

135 - Deferred Financing Cost	1,335	0	1,335	1,335	0	5,339	0	5,339	5,339	0

Deferred Expenses	0	0	0	0	0	0	0	0	0	0

Deposits	0	0	0	0	0	0	0	0	0	0
p126000 - Prepaid Concessions	1,143	0	1,143	(877)	2,019	4,251	0	4,251	3,031	1,220
p126100 - Prepaid Resident Referrals	(40)	0	(40)	5	(45)	(25)	0	(25)	(15)	(10)
p126200 - Prepaid Commissions	605	0	605	197	409	(81)	0	(81)	657	(738)
p126300 - Prepaid Referral Fees	0	0	0	0	0	0	0	0	0	0

Prepaid Concessions & Commissions	1,708	0	1,708	(675)	2,383	4,145	0	4,145	3,673	472
p121099 - Other Prepaid Expense	(588)	0	(588)	199	(787)	(2,156)	0	(2,156)	(1,596)	(561)

Prepaid Expenses	(588)	0	(588)	199	(787)	(2,156)	0	(2,156)	(1,596)	(561)
p124000 - Prepaid Prop & Liab Insurance	12,232	0	12,232	14,013	(1,781)	(61,926)	0	(61,926)	(71,916)	9,990

Prepaid Insurance	12,232	0	12,232	14,013	(1,781)	(61,926)	0	(61,926)	(71,916)	9,990

Total assets	73,064	56,262	16,802	69,608	3,456	171,525	224,963	(53,437)	142,141	29,384

CHANGE IN LIABILITIES

p232001 - Principal 1st Mortgage	(4,510)	(4,510)	0	(4,202)	(309)	(17,883)	(17,882)	(1)	(16,659)	(1,224)
p232101 - Principal 2nd Mortgage	(3,177)	(3,177)	0	(2,983)	(194)	(12,609)	(12,608)	(1)	(11,840)	(769)

205 - Secured Notes Payable	(7,687)	(7,687)	0	(7,185)	(502)	(30,492)	(30,490)	(2)	(28,499)	(1,993)
p211000 - Accounts Payable	(6,441)	0	(6,441)	(165,875)	159,434	(308)	0	(308)	(23,524)	23,216
p211008 - Accrued AP - Expenses	(4,416)	0	(4,416)	(85)	(4,331)	(2,496)	0	(2,496)	(73)	(2,423)
p211009 - Accrued AP - Capital	0	0	0	0	0	(107)	0	(107)	0	(107)
p211100 - Accrued Accounts Payable	15	0	15	(83)	99	15	0	15	(33)	49
p211109 - Accrued Goods Receivable	(604)	0	(604)	(1,315)	711	414	0	414	1,797	(1,382)

240 - Accounts Payable	(11,446)	0	(11,446)	(167,359)	155,913	(2,481)	0	(2,481)	(21,834)	19,353
p213000 - Accrued Interest Payable	(81)	0	(81)	(75)	(6)	(160)	0	(160)	(90)	(70)
p213002 - Accrued Interest - 2nd Mort	(50)	0	(50)	(47)	(3)	(100)	0	(100)	(124)	24

Mortgage Interest Accrual	(131)	0	(131)	(122)	(9)	(260)	0	(260)	(214)	(46)
p212000 - Accrued Wages & Payroll Taxes	0	0	0	718	(718)	3,313	0	3,313	(1,596)	4,910
p215811 - Admin Salary Accrual Adj	286	0	286	271	15	707	0	707	993	(287)
p215812 - Mgm’t Salary Accrual Adj	290	0	290	275	15	1,121	0	1,121	915	206
p215813 - Maint Salary Accrual Adj	272	0	272	411	(139)	1,744	0	1,744	1,320	425
p215814 - Payroll Tax Accrual Adj	(33)	0	(33)	(674)	641	445	0	445	188	257
p215815 - Workers Comp Accrual Adj	(40)	0	(40)	(126)	85	102	0	102	100	2

Accr Payroll, Benefits & Taxes	774	0	774	875	(101)	7,432	0	7,432	1,920	5,512
p211003 - Accounts Payable-Other	0	0	0	(10,870)	10,870	0	0	0	0	0

Month End Accruals	0	0	0	(10,870)	10,870	0	0	0	0	0
p215000 - Accrued Property Taxes	12,957	0	12,957	14,167	(1,211)	51,828	0	51,828	56,670	(4,842)

Accrued Property Taxes	12,957	0	12,957	14,167	(1,211)	51,828	0	51,828	56,670	(4,842)
p211050 - Outstanding Check Liability	(201)	0	(201)	(247)	46	58	0	58	(1,035)	1,093

Standard Property Operating Statement Detail
Actuals vs Budget Comparison
Monthly and Year to Date Report
Prop008667 - Tamarind Bay
Ledger: Actual Ledger
For the period ended April Y2011

	Current	Current	Current	Prior	Prior Yr	Current	Current	Current	Prior Year	Prior Year
	Month	Month	Month Var	Year	Cur Month Var	YTD	YTD	YTD Var	YTD	Cur YTD Var
	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)	Actuals	Budget	Fav/(Unfav)	Actuals	Fav/(Unfav)

Escheatment Pay	(201)	0	(201)	(247)	46	58	0	58	(1,035)	1,093
p212900 - Sales Tax Payable	(6)	0	(6)	(11)	5	27	0	27	(27)	54

Other Prop Accrued Exp	(6)	0	(6)	(11)	5	27	0	27	(27)	54
p221000 - Prepaid Rent	(3,019)	0	(3,019)	3,129	(6,148)	(2,188)	0	(2,188)	3,030	(5,217)
p229100 - Deferred Income	(169)	0	(169)	0	(169)	(678)	0	(678)	0	(678)

255 - Deferred Revenue	(3,189)	0	(3,189)	3,129	(6,318)	(2,866)	0	(2,866)	3,030	(5,895)
p219100 - Tenant Sec. Dep. Held In Trust	(1,393)	0	(1,393)	(1,009)	(384)	(3,418)	0	(3,418)	(5,160)	1,742

260 - Security Deposits	(1,393)	0	(1,393)	(1,009)	(384)	(3,418)	0	(3,418)	(5,160)	1,742

Total liabilities	(10,322)	(7,687)	(2,635)	(168,633)	158,311	19,829	(30,490)	50,319	4,851	14,978

CHANGE IN EQUITY

Prop Cur Yr Net Income	(28,116)	(36,103)	7,987	(38,223)	10,107	(129,997)	(145,479)	15,482	(178,924)	48,927

Cumulative Losses	(28,116)	(36,103)	7,987	(38,223)	10,107	(129,997)	(145,479)	15,482	(178,924)	48,927
p314000 - Investment In Properties	(45,000)	0	(45,000)	135,000	(180,000)	(35,500)	0	(35,500)	20,500	(56,000)

Partners Equity	(45,000)	0	(45,000)	135,000	(180,000)	(35,500)	0	(35,500)	20,500	(56,000)

Total stockholders’ equity	(73,116)	(36,103)	(37,013)	96,777	(169,893)	(165,497)	(145,479)	(20,018)	(158,424)	(7,073)

Total liabilities and stockholders’ equity	(83,438)	(43,790)	(39,647)	(71,856)	(11,582)	(145,668)	(175,969)	30,301	(153,573)	7,905

Net Cash Flow	(10,374)	12,472	(22,845)	(2,248)	(8,126)	25,857	48,993	(23,136)	(11,432)	37,289

Operating Cash	(10,374)	0	(10,374)	(2,248)	(8,126)	25,857	0	25,857	(11,432)	37,289

FLOOR PLANS: ONE BEDROOM

WINDJAMMER II
1 Bed 1 Bath, 600 sq ft
WINDJAMMER III
1 Bed 1 Bath, 615 sq ft

CATAMARAN II
1 Bed 1 Bath, 703 sq ft
Floor plans are artist’s renderings and actual plans may differ from drawings. All room dimensions are approximations only.
TAMARIND BAY | 11400 4TH STREET NORTH | ST. PETERSBURG, FL 33716 | T: 727.577.1888 | WWW.TAMARINDBAYAPTS.COM

FLOOR PLANS: TWO BEDROOM

SCHOONER II
2 Bed 2 Bath, 810 sq ft
MORGAN II
2 Bed 2 bath, 903 sq ft

SUNFISH
2 Bed 2 Bath , 860 sq ft
Floor plans are artist’s renderings and actual plans may differ from drawings. All room dimensions are approximations only.
TAMARIND BAY | 11400 4TH STREET NORTH | ST. PETERSBURG, FL 33716 | T: 727.577.1888 | WWW.TAMARINDBAYAPTS.COM

Tamarind Bay
APARTMENT HOMES

114TH AVENUE NORTH
114TH AVENUE NORTH
114TH AVENUE NORTH
114TH AVENUE NORTH
116TH AVENUE NORTH
115TH AVENUE NORTHEAST
4TH STREET NORTH
CLUB HOUSE
OFFICE

Key

- OFFICE
- 1 BEDROOM
- 2 BEDROOM
- GARAGE
- PICNIC
- MAIL
- RACQUET BALL

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
QUALIFICATIONS OF THE APPRAISERS
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
PROFESSIONAL QUALIFICATIONS
THOMAS J . TENER
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. He has more than 20 years of broad based experience as a real estate professional, including appraisal, physical condition assessments, environmental site assessments, construction, development, brokerage, property management and receivership. Prior to forming KTR, Mr. Tener was the Chief Operating Officer of a national full service commercial due diligence firm. Under his direction, this firm provided appraisal, environmental, engineering and construction consultation on thousands for investment grade properties annually. Mr. Tener has extensive experience in appraisal, including such unique properties as the former Shoreham Nuclear power plant, the Perimeter Center in Atlanta, GA and numerous trophy office buildings. Mr. Tener has been a guest lecturer and panel member on various appraisal and due diligence topics.

LICENSES	New York Certified General Appraiser #46000033225
New York Real Estate Broker
USCG — Third Assistant Engineer
Receiver NYS Supreme Court

MEMBERSHIPS	Appraisal Institute — Associate Member
Association of Real Estate Women
MBA of New York
National Association of Real Estate Fiduciaries
Mortgage Bankers Association of America
Young Mortgage Bankers Association
ASTM International

EDUCATION	United States Merchant Marine Academy, Kings Point, NY
• BS Marine Engineering
• BS Mechanical Engineering and Thermal Systems Design
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
PROFESSIONAL QUALIFICATIONS
HOWARD KLAHR
CERTIFIED GENERAL APPRAISER

EXPERIENCE	Mr. Klahr has been involved in real estate valuation and consulting since 1986 having performed a variety of assignments in over 40 states and 80 metropolitan areas throughout the United States as well as participating on several international assignments. Background includes valuation/analysis, acquisition/disposition, loan origination, underwriting and real estate brokerage.

Valuation/Analysis — Assignments include a wide array of property types ranging from traditional categories of income producing real estate (multifamily, retail, office and industrial) to special and single purpose properties such as hospitality, self storage, manufacturing, recreational, senior housing, health care facilities, etc. Additional types of analyses performed include market studies, feasibility analysis, lease/purchase evaluations and investment consultations. Experience includes assignments as an independent fee appraiser, in-house analyst and valuation manager/reviewer.

LICENSES	Real Estate Broker — Florida
State Certified General Real Estate Appraiser — Florida
Former Mortgage Broker — Florida

MEMBERSHIPS	Fort Lauderdale, Florida and National Association of Realtors
Society of Commercial Realtors of Greater Fort Lauderdale
Florida Quality Council
Appraisal Council — Florida Association of Realtors
Associate Member — Appraisal Institute
Former Candidate Member — Commercial Investment Real Estate Institute

EDUCATION	Education Bachelor of Science, Florida State University, Tallahassee, Florida; Major — Economics; Minors — Business and Computer Science Additional Courses in real estate and urban and regional planning Successfully completed numerous courses and attended various real estate related seminars sponsored by the Appraisal Institute, Commercial Investment Real Estate Institute, Mortgage Bankers Association, the former Society of Real Estate Appraisers, Employee Relocation Council and Fannie Mae. Appraisal Institute Courses, Real Estate Principals, Basic Valuation, Capitalization Theory and Techniques Part A and B, Case Studies in Real Estate Valuation, Report Writing and Valuation Analysis, Standards of Professional Practice, Residential Valuation, Seminars:Review Appraising, Highest and Best use Analysis, Appraisal Regulations of the Federal Banking Agencies, Assessment Appeals in Florida, Inverse Condemnation, Emerging Mark to Market, Valuation of Wetlands, Single Family Fraud Awareness, Condominiums — Co-ops and PUDs, Appraising Convenience Stores
KTR Real Estate Advisors LLC

Tamarind Bay Apartments	June 3, 2011
St. Petersburg, Florida	Addenda
PROFESSIONAL QUALIFICATIONS
PETER J . PASQUALE
CERTIFIED GENERAL APPRAISER

EXPERIENCE	Peter Pasquale is a Certified General Appraiser with KTR Real Estate Advisors LLC. He has over 10 years of commercial appraisal experience. Mr. Pasquale is actively pursuing his designation as a member of the Appraisal Institute. Notable appraisal assignments include the valuation of 7 World Trade Center, the retail component of the Time Warner Center as well as various other types of real estate including office, industrial, residential, and retail properties.

LICENSES	New York Certified General Appraiser # 46000048702

MEMBERSHIPS	Appraisal Institute — Associate Member

EDUCATION	SUNY New Paltz, New Paltz, NY — Bachelor of Science Degree SUNY Farmingdale, Farmingdale, NY — Associates of Applied Science Appraisal Institute:
• Basic Appraisal Principles
• Basic Appraisal Procedures
• General Appraiser Income Approach/Part I
• General Appraiser Income Approach/Part II
• Advanced Income Capitalization
• Advanced Applications
• Appraisal Fair Housing
• USPAP
KTR Real Estate Advisors LLC